Exhibit 10.1

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LEASE

QUEBEC COURT I

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Between

TIME WARNER TELECOM HOLDINGS INC.

(Tenant)

and

CARRAMERICA REALTY, L.P.

(Landlord)

i

(continued)

(continued)

(continued)

LEASE

THIS LEASE (the “Lease”) is made as of November 1, 2004 between CARRAMERICA REALTY, L.P., a Delaware limited partnership (the “Landlord”) and the Tenant as named in the Schedule below. The term “Project” means the building (the “Building”) known as “Quebec Court I,” the Parking Garage (as defined herein) and the land (the “Land”) located at 5700 South Quebec Street, Englewood, Colorado 80111. “Premises” means that part of the Project leased to Tenant described in the Schedule and outlined on Appendix A.

The following schedule (the “Schedule”) is an integral part of this Lease. Terms defined in this Schedule shall have the same meaning throughout the Lease.

SCHEDULE

1. Tenant: Time Warner Telecom Holdings Inc., a Delaware corporation.

2. Premises: The entirety of the Building.

3. Rentable Square Feet of the Premises: 130,000.

4. Tenant’s Proportionate Share: 100% with respect to the Building Operating Costs and 51.16% with respect to Parking Garage Operating Costs (as more particularly described in Section 3.4(a).

5. Security Deposit: None.

6. Parking: Tenant shall have the ability to park 585 automobiles allocated and in the manner as described in Section 1.2.

7. Tenant’s Real Estate Broker for this Lease: The Staubach Company-Front Range, LLC

8. Landlord’s Real Estate Broker for this Lease: None.

9. Tenant Improvements: See the Work Letter attached hereto as Appendix C.

10. Commencement Date: The term of the Lease will commence on November 1, 2004 (the “Commencement Date”).

11. Expiration Date/Term: The term of the Lease will expire on October 31, 2015 (the “Expiration Date”). The Expiration Date may be extended in accordance with the terms of Section 16. The “Term” means the period commencing on the Commencement Date and ending on the Expiration Date, as may be extended, unless sooner terminated pursuant to the terms of this Lease.

12. Guarantor: None.

13. Base Year: 2004.

14. Base Rent:

Period	Annual Base Rent/RSF	Annual Base Rent	Monthly Base Rent
Lease Year 1	$13.00	$1,690,000.00	$140,833.33

Lease Year 2	$13.50	$1,755,000.00	$146,250.00

Lease Year 3	$14.00	$1,820,000.00	$151,666.67

Lease Year 4	$14.50	$1,885,000.00	$157,083.33

Lease Year 5	$15.00	$1,950,000.00	$162,500.00

Lease Year 6	$15.50	$2,015,000.00	$167,916.67

Lease Year 7	$16.00	$2,080,000.00	$173,333.33

Lease Year 8	$16.50	$2,145,000.00	$178,750.00

Lease Year 9	$17.00	$2,210,000.00	$184,166.67

Lease Year 10	$17.50	$2,275,000.00	$189,583.33

Lease Year 11	$18.00	$2,340,000.00	$195,000.00

1. LEASE AGREEMENT.

1.1 Lease. On the terms stated in this Lease, Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term beginning on the Commencement Date and ending on the Expiration Date, as may be extended, unless sooner terminated pursuant to the terms of this Lease. Although the Term of this Lease will not commence until the Commencement Date, Landlord and Tenant are parties to a lease for the Premises dated December 18, 1997 as amended and extended (collectively, the “Previous Lease”) the term of which expires on September 30, 2005. Effective as of the Commencement Date, this Lease shall supercede and replace the Previous Lease, with the Previous Lease remaining in full force and effect through midnight on October 31, 2004 (“Previous Lease Termination Date”). Landlord and Tenant shall remain liable for all unsatisfied obligations that accrued under the Previous Lease prior to the Previous Lease Termination Date.

1.2 Parking.

(a) Throughout the term of the Lease, Landlord will provide Tenant, its employees and invitees the nonexclusive privilege to park 535 automobiles in non-reserved parking spaces (which non-reserved parking spaces may include up to 110 valet parking spaces located on the top level of the Parking Garage, as that term is defined herein, furnished by means of a valet parking service provided by Landlord at its sole cost and expense as more fully described in Section 1.2(b) below) and the exclusive privilege to park 50 automobiles in reserved parking spaces (in the aggregate, Tenant shall have the ability to park 585 automobiles), located on the Building’s surface parking area and within the multi-level parking structure located east of and attached to the Building within the Project (the “Parking Garage”). The reserved parking spaces will include: (i) 25 reserved spaces located in the Building’s surface parking area near the Building’s front entrance at a specific location to be mutually agreed upon by the parties; and (ii) an additional 25 reserved parking spaces to be located on the lowest level of the Parking Garage at a location mutually agreeable to Landlord and Tenant but which shall be as close as possible to the Building’s entrance nearest the Parking Garage. The reserved parking spaces shall be designated by markings or signage such as “Time Warner Telecom Reserved” but in any event mutually agreed upon by Landlord and Tenant. Tenant’s parking rights described herein (reserved and non-reserved) shall be at no additional charge to Tenant during the Term of the Lease, as may be extended, subject to Tenant’s obligations with respect to Parking Garage Operating Costs (as herein defined). Tenant shall not use any parking spaces specifically designated and marked as reserved for other tenants or occupants of the Building and the adjacent building located at 5800 South Quebec Street (“Quebec Court II”). Any breach or violation of this covenant or any rules and regulations pertaining to parking space usage by Tenant shall constitute an Event of Default (as that term is defined in Section 13) subject to the notice and cure periods of Section 13.3. Tenant agrees to cooperate with Landlord and other tenants in the use of the parking facilities.

(b) In the event that at any time during the Term, as may be extended, there occurs a persistent shortage of parking spaces which impacts Tenant and/or the other tenants or occupants of the Building and Quebec Court II, Landlord will use commercially reasonable efforts (including, at Landlord’s discretion, policing and towing) to manage and control the use of parking spaces by all tenants and occupants with rights to park on the Building’s surface lot and in the Parking Garage to ensure that no unauthorized parking takes place thereon. In addition, Landlord will also, at its sole cost and expense, use commercially reasonable measures with respect only to Level 5 (being the top level) of the Parking Garage, to provide Tenant with all of its parking rights and allocations set forth herein, which measures may include engaging parking attendants (i) at the entrance to Level 5 of the Parking Garage; and/or (ii) at the Building’s lobby, in each case to valet park and, as necessary, double stack vehicles on Level 5 of the Parking Garage. Any costs incurred by Landlord in connection with its above-described efforts to manage and control the use of parking spaces on the Building’s surface lot and in the Parking Garage will not be included in Parking Garage Operating Costs. Landlord will also give reasonable and good faith consideration to any suggestions of Tenant in Landlord’s planning and execution of remedies to alleviate such parking shortage. Any measures or procedural changes employed by Landlord for the purpose of managing and controlling parking in the Building’s surface lot and Parking Garage, shall be applied on a non-discriminatory basis with respect to the tenants and occupants of the Building and Quebec Court II, it being the parties’ intent that any inconvenience that may result from Landlord’s corrective efforts shall be borne equitably and equally by all tenants and occupants of the Building and Quebec Court II. Notwithstanding the foregoing, the provisions of this paragraph shall apply to the primary tenant of Quebec Court II, Comcast Cable Communications, Inc. (“Comcast”), only to the extent that Comcast is contractually obligated (under the terms of the lease between Landlord and Comcast existing as of the date of this Lease) to conform to any such modified parking provisions.

(c) In the event Comcast (or its successors or assigns) vacates Quebec Court II at the end of its existing lease term, or otherwise terminates its lease and occupancy of Quebec Court II early for any reason, Landlord agrees that Landlord will not create, grant, permit or otherwise allow any parking rights to the Parking Garage with respect to future tenants or occupants of Quebec Court II, which rights would be in excess of a direct and equal prorata allocation (at a current ratio of 4.5 parking spaces per each 1,000 rentable square feet leased within the Building and Quebec Court II) of all existing parking spaces, as such parking spaces now exist or may exist in the future, within the Parking Garage and/or the surface parking areas serving the Building and Quebec Court II.

(d) Subject to the second sentence contained in this subparagraph (d), Landlord covenants and agrees that at such time, if ever, as Comcast (or its successors or assigns) renews its current lease agreement with Landlord with respect to all or a portion of Quebec Court II, either prior to or at the end of Comcast’s existing lease term, then Landlord will secure a written modification of Comcast’s parking rights granted therein, such that Comcast’s allocation of permitted parking spaces will be reduced to a lower number, being equal to the direct and equal prorata allocation (at a current ratio of 4.5 parking spaces per each 1,000 rentable square foot leased) of all parking spaces, as such parking spaces now exist or may exist in the future on the surface parking areas and/or the Parking Garage serving the Building and Quebec Court II. Notwithstanding the foregoing, Landlord shall be excused from this obligation if, and only if, Comcast delivers to Landlord a timely and properly exercised, unconditional and purely technical exercise of Comcast’s option to extend the term of its lease, as such renewal rights exist as of the date of this Lease. As used herein, an “unconditional and purely technical exercise” shall mean that such lease renewal transaction: (i) is exercised in strict and proper accordance with the lease renewal terms of Comcast’s lease as those terms exist as of the date of this Lease; and (ii) contains no material term which is not expressly provided for in Comcast’s lease, or which modifies, in any manner, the renewal terms of Comcast’s lease as they exist as of the date of this Lease with respect to (a) economic terms, (b) lease concessions (including, but not limited to, any tenant improvement allowances), or (c) any other material terms (including, but not limited to, the rentable square footage of the Comcast premises).

(e) Landlord covenants and agrees that at such time, if ever, as Comcast (or its successors or assigns) and Landlord are engaged in any other negotiations related to Comcast’s use or occupancy of Quebec Court II, Landlord will use commercially reasonable efforts (but shall not be legally obligated) as part of any such negotiations, to secure a written modification of Comcast’s parking rights such that Comcast’s allocation of permitted parking spaces will be reduced to a lower number, being equal to the direct and equal prorata allocation (at a current ratio of 4.5 parking spaces per each 1,000 rentable square foot leased) of all parking spaces, as such spaces now exist or may exist in the future, on the surface parking areas and/or the Parking Garage serving the Building and Quebec Court II.

2. TERM. Subject to and upon the covenants, agreements and conditions of this Lease, the Term of this Lease shall commence on the Commencement Date set forth in the “Schedule” (set forth at the beginning of this Lease) and, unless sooner terminated pursuant to the terms of this Lease, continue until the Expiration Date set forth in such Schedule, unless the Expiration Date is extended pursuant to any Renewal Option with respect to which Tenant exercises its option pursuant to Section 16 hereof, in which case the Term shall include all Renewal Options so exercised by Tenant.

3. RENT.

3.1 Types of Rent. Tenant shall pay the following Rent in the form of a check to Landlord at the following address:

PNC Bank

Attn: CarrAmerica Realty, L.P.

t/a Quebec Court I

P.O. Box 642841

Pittsburgh, PA 15264-2841

or by wire transfer as follows:

PNC Bank

ABA Number 043000096

Account Number 1004339225

or in such other manner as Landlord may notify Tenant:

(a) Base Rent in monthly installments in advance, commencing on the Commencement Date and thereafter on or before the first day of each month of the Term in the amount set forth on the Schedule. Base Rent shall be deemed to include all Landlord funded costs and/or all Landlord incurred costs associated with (i) Building occupancy; (ii) all Base Operating Costs (as that term is defined in Section 3.1(b) below); (iii) all Base Taxes (as that term is defined in Section 3.1(c) below); (iv) all costs associated with the payment of Tenant’s Allowance (as that term is defined in the Work Letter); and (v) all costs associated with the brokerage commission due to Tenant’s Real Estate Broker identified in the Schedule.

(b) Operating Cost Share Rent in an amount equal to the Tenant’s Proportionate Share of the excess of Operating Costs for the applicable Fiscal Year of the Lease (the “Excess Operating Costs”) over the Operating Costs for the Base Year (the “Base Operating Costs”), paid monthly in advance in an estimated amount. Definitions of Operating Costs and Tenant’s Proportionate Share, and the method for billing and payment of Operating Cost Share Rent are set forth in Sections 3.4 and 3.5.

(c) Tax Share Rent in an amount equal to the Tenant’s Proportionate Share of the excess of Taxes for the applicable Fiscal Year of this Lease (the “Excess Taxes”) over the Taxes for the Base Year (the “Base Taxes”), paid monthly in advance in an estimated amount. A definition of Taxes and the method for billing and payment of Tax Share Rent are set forth in Sections 3.4 and 3.5.

(d) Additional Rent in the amount of all costs, expenses, liabilities, and amounts which Tenant is required to pay under this Lease, excluding Base Rent, Operating Cost Share Rent, and Tax Share Rent, but including any interest for late payment of any item of Rent.

(e) Rent as used in this Lease means Base Rent, Operating Cost Share Rent, Tax Share Rent and Additional Rent. Tenant’s agreement to pay Rent is an independent covenant, with no right of setoff or deduction.

3.2 Credits Against Base Rent.

(a) Rent Credit. As of the Commencement Date Tenant is entitled to a rent concession in the amount of One Million Two Hundred Thirty-four Thousand Four Hundred Seventy-seven and 40/100ths Dollars ($1,234,477.40) (the “Rent Credit”). The Rent Credit shall be paid using one of the following methods selected in Landlord’s sole discretion: (i) paid by Landlord to Tenant in cash, certified funds, wire transfer, or other immediately available funds on or before December 1, 2004; or (ii) paid in full by Landlord to Tenant in cash, certified funds, wire transfer or other immediately available funds, not later than January 15, 2005 plus interest thereon accruing from December 1, 2004 at an interest rate equal to 8% per annum through the date of payment of the Rent Credit to Tenant; or (iii) if not paid by Landlord on or before January 15, 2005, applied by Landlord in the form of a credit against monthly Base Rent payments beginning with the Base Rent payment due on February 1, 2005 and continuing until such time as the full amount of the Forgiven Rent has been applied to Base Rent. At least two weeks prior to Tenant having to resume paying Base Rent payments to Landlord (i.e., the Forgiven Rent credit will be exhausted by the Landlord’s application thereof to the next Base Rent payment due under the Lease), Landlord will provide Tenant with a notice confirming same and setting forth the exact amount of the next Base Rent payment which will be due to Landlord on the first day of the following month (i.e., the full monthly Base Rent payment due for such month as set forth on the Schedule minus the remaining amount of the existing unapplied Forgiven Rent), which shall then constitute the amount of Base Rent which Tenant is required to pay for the month following Tenant’s receipt of such notice. Thereafter, monthly Base Rent payments by Tenant shall resume at the rate set forth in Paragraph 14 of the Schedule.

(b) Infrastructure Rent Credit. Upon the earlier of thirty (30) days following Tenant’s submittal to Landlord of documentation evidencing its expenditures or November 1, 2006, but in no event sooner than January 1, 2006 (the “IRC Commencement Date”), Landlord shall, at Landlord’s sole discretion, elect, either (i) to pay directly to Tenant in cash, certified funds, wire transfer, or other immediately available funds, an amount (the “Infrastructure Rent Credit”) equal to fifty percent (50%) of the total hard and soft costs incurred by Tenant in connection with the remediation and/or correction of certain Building deficiencies (which are not related to normal tenant improvements within the Premises, such as interior finishes and interior construction) as well as the upgrading and general improvement of the appearance, operation and long-term functionality of the systems and infrastructure related to the Building’s common areas (but specifically excluding art, plants and decorative finishes), the heating, ventilating and air conditioning and distribution systems serving the Premises (“HVAC System”), restrooms, life safety improvements, electrical distribution and capacity, new kitchen equipment and appliances which will serve the occupants of the Building, all of which work is more particularly described in Work Letter attached hereto as Appendix C (“Tenant’s Remedial Work”); or (ii) as of the IRC Commencement Date applied by Landlord in the form of a credit against monthly Base Rent payments beginning with the Base Rent payment due on the IRC Commencement Date and continuing until such time as the full amount of the Infrastructure Rent Credit has been applied to Base Rent. At least two weeks prior to Tenant having to resume paying Base Rent payments to

Landlord (i.e., the Infrastructure Rent Credit will be exhausted by the Landlord’s application thereof to the next Base Rent payment due under the Lease), Landlord will provide Tenant with a notice confirming same and setting forth the exact amount of the next Base Rent payment which will be due to Landlord on the first day of the following month (i.e., the full monthly Base Rent payment due for such month as set forth on the Schedule minus the remaining amount of the existing unapplied Infrastructure Rent Credit), which shall then constitute the amount of the Base Rent which Tenant is required to pay for the month following Tenant’s receipt of such notice. Thereafter, monthly Base Rent payments by Tenant shall resume at the rate set forth in Paragraph 14 of the Schedule. The Infrastructure Rent Credit shall be limited specifically to the categories of set forth in this Section 3.2(b) provided that the scope of such work shall be determined in accordance with the terms of the Work Letter. In no event shall the total amount of the Infrastructure Rent Credit exceed the sum of Six Hundred Fifty Thousand Dollars ($ 650,000.00).

3.3 Payment of Operating Cost Share Rent and Tax Share Rent.

(a) Payment of Estimated Operating Cost Share Rent and Tax Share Rent. Landlord shall estimate the Operating Costs and Taxes of the Project by April 1 of each Fiscal Year, or as soon as reasonably possible thereafter. Landlord may revise these estimates when it obtains more accurate information, such as the final real estate tax assessment or tax rate for the Project; provided, however, Landlord may not issue a revised estimate of Operating Cost and Taxes more frequently than once each Fiscal Year. The methods and assumptions employed by Landlord in calculating Operating Costs and Taxes shall be applied consistently throughout the Term of the Lease.

Within thirty (30) days after receiving the original or revised estimate from Landlord setting forth (a) an estimate of Operating Costs for a particular Fiscal Year, (b) the Base Operating Costs, and (c) the resulting estimate of Excess Operating Costs for such Fiscal Year, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of the estimated Excess Operating Costs, multiplied by the number of months that have elapsed in the applicable Fiscal Year to the date of such payment including the current month, minus payments previously made by Tenant for the months elapsed. On the first day of each month thereafter, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of this estimate, until a new estimate becomes applicable.

Within thirty (30) days after receiving the original or revised estimate from Landlord setting forth (a) an estimate of Taxes for a particular Fiscal Year, (b) the Base Taxes, and (c) the resulting estimate of Excess Taxes for such Fiscal Year, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of the estimated Excess Taxes, multiplied by the number of months that have elapsed in the applicable Fiscal Year to the date of such payment including the current month, minus payments previously made by Tenant for the months elapsed. On the first day of each month thereafter, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of this estimate, until a new estimate becomes applicable.

(b) Correction of Operating Cost Share Rent. Landlord shall deliver to Tenant a report for the previous Fiscal Year (the “Operating Cost Report”) not later than May 15 of each year setting forth (a) the actual Operating Costs incurred, (b) the Base Operating Costs, (c) the amount of Operating Cost Share Rent due from Tenant, and (d) the amount of Operating Cost Share Rent paid by Tenant. If an Operating Cost Report reflects an underpayment by Tenant, then within thirty (30) days after such delivery, Tenant shall pay to Landlord the amount due minus the amount paid. If an Operating Cost Report reflects an overpayment by Tenant, then Landlord shall apply the excess to Tenant’s payments of Operating Cost Share Rent next coming due. No new or modified categories shall be added to or subtracted from the reconciliation of Operating Costs set forth in the Operating Cost Report without retroactively adding or subtracting the same category in an equitable manner for the Base Operating Costs.

(c) Tenant’s Maximum Operating Cost Share Rent. That portion of Tenant’s Operating Cost Share Rent which consists of “Controllable Operating Costs” (as defined below) for each Fiscal Year during the Term subsequent to the Base Year will be subject to the limitations set forth in this Section 3.3(c). Subject to the “look back” provisions set forth below, Tenant’s Proportionate Share of Operating Cost Share Rent will not include that portion, if any, of Controllable Operating Costs that exceed the “Maximum Share” (as defined below) for that Fiscal Year. The “Maximum Share” will mean for the first Fiscal Year following the Base Year and for each Fiscal Year thereafter, 105% of the prior year’s Maximum Share (so that the Maximum Share for the second Fiscal Year after the Base Year shall not exceed 105% of the Maximum Share for the first Fiscal Year after the Base Year and so forth), but subject to a rolling three (3) year “look back” for the purpose of carrying forward unused portions, if any, of any Fiscal Year’s Maximum Share into future years’ reconciliation of Controllable Operating Costs (i.e., any unused portion of the Maximum Share in any Fiscal Year may be carried forward and recouped by Landlord for a period of only three (3) consecutive years thereafter if warranted by future increases in Controllable Operating Costs during such three year period, which means that in any given rolling three year period, the Controllable Operating Costs will not increase by more than 15.7625% during such period). As used herein, “Controllable Operating Costs” means all Operating Costs of every kind and nature other than (i) real estate taxes; (ii) costs of insurance; (iii) costs of water, sewer, electricity, natural gas and other utilities; (iv) costs of snow and ice removal; (v) costs related to Tenant’s management (or, if requested by Tenant, Landlord’s provision) of security pursuant to Section 5.7; and (vi) costs related to Landlord’s General Building Service Obligations requested by Tenant pursuant to Section 5.8.

(d) Correction of Tax Share Rent. Landlord shall deliver to Tenant a report for the previous Fiscal Year (the “Tax Report”) not later than May 15 of each year setting forth (a) the actual Taxes, (b) the Base Taxes, (c) the amount of Tax Share Rent due from Tenant, and (d) the amount of Tax Share Rent paid by Tenant. Within thirty (30) days after such delivery, Tenant shall pay to Landlord the amount due from Tenant minus the amount paid by Tenant. If the amount paid exceeds the amount due, Landlord shall apply the excess to Tenant’s payments of Tax Share Rent next coming due. No new or modified categories shall be added to or subtracted from the reconciliation of Taxes without retroactively adding to or subtracting from the same category in an equitable manner for the Base Operating Costs.

3.4 Definitions.

(a) Included Operating Costs. “Operating Costs” means any expenses, costs and disbursements of any kind other than Taxes, paid or incurred by Landlord in connection with the management, maintenance, operation, insurance, repair and other related activities in connection with any part of the Project and of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith, including the cost of providing those services required to be furnished by Landlord under this Lease. Operating Costs shall also include all costs and expenses incurred by Landlord in managing, operating, maintaining, servicing, insuring and repairing the Parking Garage (“Parking Garage Operating Costs”). Tenant’s Proportionate Share of Parking Garage Operating Costs has been determined as follows: (i) Tenant will have the ability to park 585 total automobiles within the Project (which equals a parking ratio of approximately 4.5 automobiles parked per 1,000 rentable square feet contained in the Premises); (ii) of such 585 automobiles parked, 277 will be permitted to park on the surface parking spaces located on the Project, leaving 308 automobiles which may be parked in the Parking Garage; (iii) the Parking Garage contains 602 total parking spaces; and (iv) Tenant’s Proportionate Share thereof will equal 308 divided by 602 and then multiplied by 100, which equals 51.16% (rounded down to the nearest one-one hundredths of a percent). Operating Costs and Parking Garage Operating Costs may be collectively referred to herein as the “Operating Costs.” Operating Costs shall also include the costs of any repairs to capital items, and any capital expenditures incurred for the sole purpose of (i) reducing Operating Costs (but only to the extent of any actual savings realized by Tenant on a cash basis), or (ii) complying with any rules, regulations or other Governmental Requirements (as that term is defined in Section 6.1) which are enacted subsequent to the Commencement Date (“Included Capital Items”); provided, that the costs of any Included Capital Item shall be amortized by Landlord, together with an amount equal to interest at ten percent (10%) per annum, over the estimated useful life of such item and such amortized costs are only included in Operating Costs for that portion of the useful life of the Included Capital Item which falls within the Term. Notwithstanding the foregoing, Landlord’s determination of Base Operating Costs will be based upon the scope of Building Services to be provided by Landlord during standard office building operating hours (which for purposes of this Lease shall be deemed to be Mondays through Fridays from 7:00 a.m. to 6:00 p.m. and Saturdays from 8:00 a.m. to 1:00 p.m.), including but not limited to heating and air conditioning, which are provided by or which are fairly and fully representative of services provided by landlords of comparable suburban office buildings in the Southeast suburban Denver metropolitan area.

If the Project is not fully occupied during any portion of any Fiscal Year or if Landlord assumes responsibility for providing an additional service which was previously furnished by Tenant, Landlord may adjust (an “Equitable Adjustment”) Operating Costs for such Fiscal Year to equal what would have been incurred by Landlord had the Project been fully occupied or to reflect any additional services provided by Landlord; provided, however, if Landlord makes such an Equitable Adjustment, and if during the Base Year the Project is not fully occupied or such additional service was provided by Tenant and not by Landlord, then Landlord shall make this same adjustment with respect to the Base Year hereunder. Similarly, if Tenant assumes responsibility for providing an additional service which was previously furnished by Landlord, Landlord shall make an Equitable Adjustment by deducting the cost of such service from the Base Operating Costs. This Equitable Adjustment shall apply only to Operating Costs which (i) are variable and therefore increase as occupancy of the Project increases, or (ii) may be furnished by Landlord or Tenant. Landlord may incorporate the Equitable Adjustment in its estimates of Operating Costs at the end of a Fiscal Year.

(b) Excluded Operating Costs. Operating Costs shall not include those items set forth on Appendix D attached hereto.

(c) Taxes. “Taxes” means any and all taxes, assessments and charges of any kind, general or special, ordinary or extraordinary, levied against the Project, which Landlord shall pay or become obligated to pay in connection with the ownership, leasing, renting, management, use, occupancy, control or operation of the Project or of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith. Taxes shall include real estate taxes, personal property taxes, sewer rents, water rents, special or general assessments, transit taxes, ad valorem taxes, and any tax levied on the rents hereunder or the interest of Landlord under this Lease (the “Rent Tax”). Taxes shall also include all fees and other costs and expenses paid by Landlord in reviewing any tax and in seeking a refund or reduction of any Taxes, whether or not the Landlord is ultimately successful.

For any Fiscal Year, the amount to be included in Taxes (a) from taxes or assessments payable in installments, shall be the amount of the installments (with any interest) due and payable during such year, and (b) from all other Taxes, shall at Landlord’s election be the amount accrued, assessed, or otherwise imposed for such year or the amount due and payable in such year. Any refund or other adjustment to any Taxes by the taxing authority shall be made in the form of either a credit against or additional charge to, as the case may be, the next installment of Tax Share Rent which shall become due. Notwithstanding the foregoing, and except as otherwise specifically provided in this Lease, nothing herein shall be construed to mean that Landlord is entitled to recover from Tenant any reimbursement or payment of Taxes in excess of the amount that is actually paid by Landlord.

(d) Lease Year. “Lease Year” means each consecutive twelve-month period beginning with the Commencement Date, except that if the Commencement Date is not the first day of a calendar month, then the first Lease Year shall be the period from the Commencement Date through the final day of the twelve months after the first day of the following month, and each subsequent Lease Year shall be the twelve months following the prior Lease Year.

(e) Fiscal Year. “Fiscal Year” means the calendar year, except that the first Fiscal Year and the last Fiscal Year of the Term may be a partial calendar year.

3.5 Computation of Base Rent and Rent Adjustments.

(a) Prorations. If this Lease begins on a day other than the first day of a month, the Base Rent, Operating Cost Share Rent and Tax Share Rent shall be prorated for such partial month based on the actual number of days in such month. If this Lease begins on a day other than the first day, or ends on a day other than the last day, of the Fiscal Year, Operating Cost Share Rent and Tax Share Rent shall be prorated for the applicable Fiscal Year.

(b) Default Interest. Any sum due from Tenant to Landlord not paid when due shall bear interest from the date due until paid at twelve percent (12%) per annum. Any such interest shall constitute Additional Rent due and payable by Tenant to Landlord upon the date of payment of the delinquent sum referenced above.

(c) Rent Adjustments. The square footage of the Premises and the Building set forth in the Schedule are conclusively deemed to be the actual square footage thereof, without regard to any subsequent remeasurement of the Premises or the Building. If any Operating Cost paid in one Fiscal Year relates to more than one Fiscal Year, Landlord may proportionately allocate such Operating Cost among the related Fiscal Years.

(d) Books and Records. Landlord shall maintain books and records reflecting the Operating Costs and Taxes in accordance with sound accounting and management practices. Tenant and its professional consultants who are not paid on a contingency or shared-recovery basis (“Professional Consultants”) shall have the right to inspect Landlord’s records at Landlord’s office upon at least seventy-two (72) hours’ prior notice during normal business hours during the one hundred fifty (150) days following the respective delivery of the Operating Cost Report or the Tax Report. The results of any such inspection shall be kept strictly confidential by Tenant and its agents. Tenant shall require its Professional Consultants to agree, in their contract for such services, to such confidentiality restrictions and shall specifically agree that the results shall not be made available to any other tenant of the Building. Unless Tenant sends to Landlord any written exception to either such report within said one hundred fifty (150) day period, such report shall be deemed final and accepted by Tenant. Tenant shall pay the amount shown on both reports in the manner prescribed in this Lease, whether or not Tenant takes any such written exception, without any prejudice to such exception. If Tenant makes a timely exception, Landlord shall cause its independent certified public accountant or shall select and cause another firm with at least five (5) years of experience in auditing the books and records of commercial office projects to issue a final and conclusive resolution of Tenant’s exception. Tenant shall pay the cost of such certification unless Landlord’s original determination of annual Operating Costs or Taxes overstated the amounts thereof by more than three percent (3%); provided, however, Tenant’s obligation to reimburse Landlord for such certification shall not exceed the sum of Two Thousand Five Hundred Dollars ($2,500.00).

(e) Miscellaneous. If an Event of Default has occurred and is continuing, Landlord may setoff against any amounts that it may owe to Tenant those amounts which Tenant owes to Landlord; provided, however, such Landlord right of setoff shall not be permitted with respect to any amounts due from Landlord to Tenant pursuant to Section 3.2. If this Lease is terminated for any reason prior to the annual determination of Operating Cost Share Rent or Tax Share Rent, either party shall pay the full amount due to the other within thirty (30) days after Landlord’s notice to Tenant of the amount when it is determined. Landlord may commingle any payments made with respect to Operating Cost Share Rent or Tax Share Rent, without payment of interest.

4. CONDITION OF PREMISES; POSSESSION.

4.1 Condition of Premises. Tenant shall cause the Premises to be completed in accordance with the Work Letter attached as Appendix C. Landlord is leasing the Premises to Tenant in their current “AS-IS, WHERE-IS and WITH ALL FAULTS” condition without any obligation on the part of Landlord to alter, remodel, improve, repair or decorate any part of the Premises. Tenant acknowledges that Landlord has made no promises, other than as expressly set forth in this Lease, to modify or remodel the Premises, the Building or the Project.

4.2 Tenant’s Possession. Tenant’s possession of any portion of the Premises shall be conclusive evidence that the Premises was in good order, repair and condition and that Tenant will be deemed to have accepted the Premises in their “AS-IS, WHERE-IS and WITH ALL FAULTS” condition as of the Commencement Date. It will be Tenant’s obligation to complete Tenant’s Work in accordance with the Work Letter. If Landlord authorizes Tenant to take possession of any part of the Premises prior to the Commencement Date for purposes of doing business, all terms of this Lease shall apply to such pre-Term possession, including Base Rent at the rate set forth for the First Lease Year in the Schedule prorated for any partial month.

5. PROJECT SERVICES. Subject to the terms of Section 7 herein, for so long as the Premises comprises at least 80% of the rentable square footage contained within the Building and used for permitted uses set forth in Section 7, Tenant may use the Project services at any hours and under any schedule elected by Tenant (including 24 hours per day, seven days per week) without securing the approval of Landlord in such operation. Landlord shall furnish services as follows:

5.1 Heating and Air Conditioning. During the hours requested by Tenant, Landlord shall furnish heating and air conditioning to provide a comfortable temperature, in Landlord’s commercially reasonable judgment, for the uses permitted in Section 7 herein, except to the extent Tenant installs equipment which materially and adversely affects the temperature maintained by the air conditioning system. If Tenant installs such equipment, Landlord may, upon reasonable advance notice to Tenant, install supplementary air conditioning units in the Premises and Tenant shall pay to Landlord upon demand as Additional Rent the cost of installation, operation and maintenance thereof.

If Tenant leases less than 80% of the office space in the Building, then Landlord will furnish heating and air conditioning during the hours of 7:00 a.m. to 6:00 p.m. Mondays through Fridays, and 8:00 a.m. to 1:00 p.m. on Saturdays. Landlord shall furnish heating and air conditioning after such business hours if Tenant provides Landlord reasonable prior notice, and pays Landlord all actual direct and incremental additional charges for such additional heating or air conditioning which are incurred by Landlord in connection with the provision of such services to Tenant.

5.2 Elevators. Landlord shall provide passenger elevator service to Tenant in common with Landlord and all other tenants, if any, on a seven (7) day per week, twenty-four (24) hour per day basis.

5.3 Electricity. Landlord shall provide sufficient electricity to operate normal office lighting and equipment and as otherwise required by Tenant to operate in the Premises accordance with Section 7. If any or all of Tenant’s equipment requires electricity consumption in excess of that which is necessary to operate normal office equipment, and if Tenant leases less than 80% of the office space in the Building, such consumption (including consumption for computer or telephone rooms and special HVAC System equipment) shall be submetered by Landlord at Tenant’s expense, and Tenant shall reimburse Landlord as Additional Rent for the cost of its submetered consumption based upon Landlord’s average cost of electricity. Such Additional Rent shall be in addition to Tenant’s obligations pursuant to Section 3.1(b) to pay its Proportionate Share of Operating Costs.

5.4 Water. Landlord shall furnish hot and cold tap water for drinking and toilet purposes. Tenant shall pay Landlord for water furnished for any other purpose as Additional Rent at rates fixed by Landlord. Tenant shall use commercially reasonable efforts to ensure that water is not wasted.

5.5 Janitorial Service. Landlord shall furnish janitorial service as generally provided to tenants in similar buildings in the Southeast suburban Denver metropolitan area, subject to reasonable modifications as requested by Tenant, provided that Tenant will bear the additional costs, if any, incurred as a result of such modifications.

5.6 Interruption of Services. If any of the Building equipment or machinery ceases to function properly for any cause Landlord shall use reasonable diligence to repair the same promptly. Landlord’s inability to furnish, to any extent, the Project services set forth in this Section 5, or any cessation thereof resulting from any causes, including without limitation any entry for repairs pursuant to this Lease, and any renovation, redecoration or rehabilitation of any area of the Building shall not render Landlord liable for damages to either person or property or for interruption or loss to Tenant’s business, nor be construed as an eviction of Tenant, nor work an abatement of any portion of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. However, in the event that an interruption of the Project services set forth in this Section 5 is within Landlord’s reasonable control and such interruption causes (i) forty-five percent (45%) or more of the Premises to be untenantable for a period of at least seven (7) consecutive business days, or (ii) so much of Tenant’s network operations center (“NOC”) located in the Premises shall be affected so as to unreasonably and adversely impact the conduct of Tenant’s business in the Premises for three (3) business days, then, in either event, monthly Rent shall be thereafter abated proportionately until the Project services are restored.

5.7 Security. So long as Tenant leases not less than 80% of all the office space in the Building, Tenant shall have the exclusive right to establish and manage all security aspects of the Building and Premises related to (i) Building access control; (ii) external Building and Project security; (iii) Building lobby security including, but not limited to, visitor registration and badging; and (iv) all electronic security design, installation and implementation.

5.8 Landlord’s General Project Service Obligations. Tenant shall notify Landlord in writing of any commercially unreasonable deficiencies in the scope or quality of the Project’s services. Following receipt of any such notification, Landlord agrees to act in a commercially reasonable and diligent manner to promptly correct such deficiencies in accordance with the terms of this Lease including, as may be necessary, the termination and replacement of Landlord’s vendors and/or contractors.

5.9 Tenant’s Access to Building. Tenant shall have access to and use of the Building seven (7) days a week, twenty-four (24) hours a day and shall be free to direct Landlord to operate the Building, the Building HVAC System and Project services as and when required by Tenant.

6. ALTERATIONS AND REPAIRS.

6.1 Tenant Alterations; Landlord’s Consent and Conditions. Specifically excluding any “Tenant’s Work” (as defined and described in the Work Letter), and any “Tenant’s Remedial Work” (defined in Section 3.4(a) hereof and subject to the terms of the Work Letter), Tenant shall not make any other future “Major Alterations” (as such term is defined in Paragraph 4 of the Work Letter) to the Premises without in each instance submitting plans and specifications for the Major Alterations to Landlord and obtaining Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed (except as described with respect to Landlord’s withholding of consent for all Major Alterations in the Work Letter). Tenant shall reimburse Landlord for its reasonable, appropriate and documented out-of-pocket costs incurred in connection with Landlord’s review of such plans and all other items submitted by Tenant; provided that any reimbursement pursuant to this Section 6.1 shall not exceed the sum of Five Thousand Dollars ($5,000) for each instance of requested Major Alteration approval. Landlord will be deemed to be acting reasonably in withholding its consent for any Major Alteration which (a) adversely impacts the base structural components or systems of the Building, (b) impacts any other tenant’s premises, (c) is visible from outside the Premises, or (d) as described in the Work Letter with respect to Major Alterations.

Notwithstanding the foregoing paragraph, to the extent that any future alterations or improvements to be made by Tenant to the Premises do not constitute Major Alterations, Tenant’s Work or Tenant’s Remedial Work, and, in fact qualify as “Minor Alterations” (as such term is defined in the Work Letter), then Tenant shall submit plans and specifications for the Minor Alterations to Landlord for Landlord’s review and Tenant shall not construct such Minor Alterations without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

Tenant shall reimburse Landlord for its reasonable, appropriate and documented out-of-pocket costs incurred in connection with Landlord’s review of such plans and all other items submitted by Tenant, provided that any such reimbursement shall not exceed the sum of Five Thousand Dollars ($5,000) for each instance of requested Minor Alteration approval.

As used in this Section 6, the terms “Major Alterations” and “Minor Alterations” will collectively be referred to as “Work”. Tenant shall pay for the cost of all Work. All Work shall become the property of Landlord upon its installation, except for Tenant’s trade fixtures and for items which Landlord requires Tenant to remove at Tenant’s cost at the termination of the Lease pursuant to Section 6.6.

The following requirements shall apply to all Work:

(a) Prior to commencement, Tenant shall furnish to Landlord building permits, certificates of insurance satisfactory to Landlord, and, at Landlord’s request, security for payment of all costs.

(b) Tenant shall perform all Work so as to maintain peace and harmony among other contractors serving the Project and shall avoid interference with other work to be performed or services to be rendered in the Project.

(c) The Work shall be performed in a good and workmanlike manner, meeting the standard for construction and quality of materials in the Building, and shall comply with all insurance requirements and all applicable governmental laws, ordinances and regulations (“Governmental Requirements”).

(d) Tenant shall perform all Work so as to minimize or prevent disruption to other tenants, if applicable, and Tenant shall comply with all reasonable requests of Landlord in response to complaints from other tenants.

(e) Tenant shall perform all Work in compliance with Landlord’s “Policies, Rules and Procedures for Construction Projects” in effect at the time the Work is performed.

(f) Tenant shall permit Landlord to supervise all Work. If Landlord’s employees or contractors perform or supervise the Work, Landlord may charge a supervisory fee which shall be the lesser of five percent (5%) of labor, materials, and all other costs of the Work, or Twenty-five Thousand Dollars ($25,000).

(g) Upon completion, Tenant shall furnish Landlord with contractor’s affidavits and full and final lien waivers, as-built plans and specifications, and receipted bills covering all labor and materials, and all other close-out documentation required in Landlord’s “Policies, Rules and Procedures for Construction Projects.”

6.2 Landlord’s Maintenance and Repairs to Building and Building Systems. Landlord shall, at all times during the Term of the Lease, as may be extended, be responsible for the maintenance and repair of (i) the base Building structure and exterior of the Building; (ii) all exterior portion of the Building; (iii) the structural portions of the roof; (iv) all mechanical, plumbing, life safety and electrical systems which serve the Premises; and (v) the Parking Garage with the reasonable costs thereof being included in Parking Garage Operating Costs. If any part of the mechanical, electrical or other systems in the Premises shall be damaged, Tenant shall promptly notify Landlord, and Landlord shall repair such damage. Landlord may also at any reasonable time make any repairs, replacements or alterations which Landlord deems necessary for the safety or protection of the Project, or which Landlord is required to make by any court or pursuant to any Governmental Requirement. Notwithstanding the foregoing, Landlord shall be solely responsible for all necessary capital replacements (but specifically excluding repairs to capital items) with respect to the base Building structural systems, roof, parking areas, Parking Garage and all major Building operating systems, including any such replacements required for compliance with Governmental Requirements, without including the costs thereof in Operating Costs.

6.3 Tenant’s Maintenance and Repair Obligations. Subject to Sections 10 and 15, and Landlord’s obligations set forth in Section 6.2, Tenant shall, at all times during the Term of this Lease, as may be extended, at its expense make all other repairs necessary to keep the Premises, and Tenant’s fixtures and personal property, in good order, condition and repair. To the extent Tenant fails to do so, subject to the terms of Section 13, Landlord may make such repairs itself. The cost of any repairs made by Landlord on account of Tenant’s failure, or on account of the misuse or neglect by Tenant or its invitees, contractors or agents anywhere in the Project, shall become Additional Rent payable by Tenant on demand.

6.4 No Liens. Tenant has no authority to cause or permit any lien or encumbrance of any kind to affect Landlord’s interest in the Project; any such lien or encumbrance shall attach to Tenant’s interest only. If any mechanic’s lien shall be filed or claim of lien made for work or materials furnished to the Premises or the Project by, through or under Tenant, then Tenant shall, at its expense, pay, discharge or otherwise secure such lien within fifteen (15) business days following Tenant’s notice thereof. If Tenant posts a bond in connection with the contest of any such lien, the amount of such bond will be for 150% of the face amount of the lien and the form of the bond will otherwise be subject to Landlord’s reasonable approval. Landlord will be entitled to use such bond to avoid the foreclosure of such lien. If Tenant does not comply with these requirements, Landlord may discharge the lien or claim, and the amount paid, as well as attorney’s fees and other expenses incurred and documented by Landlord, shall become Additional Rent payable by Tenant on demand.

6.5 Ownership of Improvements. Except as otherwise set forth herein, all Work as defined in this Section 6, partitions, hardware, equipment, kitchen equipment and appliances, machinery and all other improvements and all fixtures (excluding all trade fixtures which shall remain the sole property of Tenant), installed or constructed in the Premises by either Landlord or Tenant shall become Landlord’s property upon installation without compensation to Tenant and shall be surrendered to Landlord with the Premises at the termination of the Lease or of Tenant’s right to possession. Prior to the date of this Lease, Landlord and Tenant performed a joint inspection of the Premises to identify those improvements existing as of the date of this Lease, the removal of which (including all associated equipment and appurtenances) Landlord and Tenant agree Tenant shall be responsible, at its sole cost and expense, within thirty (30) days following the expiration or earlier termination of the Term. A detailed description of such improvements is set forth on Appendix E attached hereto. During the aforementioned 30-day period Tenant shall, at its sole cost and expense, also repair any damage caused by the removal of such improvements. In removing the security access control system (item number 30 of Appendix E) Tenant will be responsible for leaving the Premises in a “lockable” condition. Notwithstanding the foregoing, Landlord and Tenant agree that with respect to the exterior generator (item number 15 of Appendix E), the exterior HVAC system (item numbers 1 through 6 and 9 through 14 of Appendix E) and the exterior security cameras (item number 31 of Appendix E) Tenant may elect, in its sole discretion, whether to remove such improvements from the Premises; provided, however, if Tenant elects not to remove the exterior generator, then Tenant shall not be permitted to remove such generator’s transfer switch (item number 34 of Appendix E). In the event Tenant elects to remove the exterior generator, then Tenant shall also be responsible, at its sole cost and expense, for the removal of the generator’s associated fuel tanks, the concrete pad upon which the generator is located, and the associated screen walls as well as the restoration of that portion of the parking area upon which the generator is located. Additionally, if Tenant elects to remove the exterior generator, then the removal of the associated transfer switch shall include the removal of all associated cable. In the event Tenant elects to remove the exterior HVAC system, then Tenant shall also be responsible, at its sole cost and expense, for the removal of the associated above-ground conduit, the concrete pads upon which the HVAC system is located, and the associated screen walls as well as the restoration of the Building’s exterior walls by the patching of any holes that remain as a result of the conduit’s removal. If Tenant shall elect to remove the exterior security cameras, Tenant shall also be responsible, at its sole cost and expense, for the restoration of the Building’s exterior walls by the patching of any holes that remain as a result of the cameras’ removal. The parties understand and agree that any items of improvements not specifically identified on Appendix E shall remain in the Premises upon the expiration or earlier termination of the Term of the Lease. At such time as Landlord approves any improvement intended to be made to the Premises after the Commencement Date, Landlord shall also make a reasonable determination of whether it will require Tenant, at Tenant’s sole cost and expense, within thirty (30) days following the expiration or earlier termination of the Term, to remove such future improvement and restore the Premises to its condition immediately prior to the installation of the improvement. In the event Landlord fails to notify Tenant of such determination at the time it approves an improvement, Tenant shall be entitled, at its election, to either remove or leave such future improvement in the Premises at the expiration or earlier termination of the Term. Notwithstanding the foregoing, regardless of whether Landlord makes or fails to make a determination as to removal and restoration, Tenant will nevertheless be required, at its sole cost and expense, to repair any damage caused by the removal of a future improvement. If Tenant does not remove any improvement when and as required pursuant to this Section 6.5, then, at Landlord’s election, Tenant shall be conclusively presumed to have: (i) conveyed such improvement to Landlord without compensation, or (ii) abandoned such improvement in which event Landlord may dispose of all or any part thereof in any reasonable manner at Tenant’s sole cost without liability to Tenant or any other person. Landlord shall have no duty to be a bailee of any such improvements. If Landlord elects abandonment, Tenant shall pay to Landlord, upon demand, any reasonable and documented expenses incurred for disposition.

6.6 Removal of Trade Fixtures and Personal Property at Termination. Tenant shall retain full ownership of its movable special improvements including, but not limited to, trade fixtures and related mechanical support systems, detachable furniture and movable equipment. Notwithstanding the foregoing, Tenant shall make a declaration of all such improvements, trade fixtures, furniture and equipment in writing to Landlord not later than December 31, 2007 for identification purposes. Landlord shall have 30 days thereafter to review Tenant’s declaration and approve the items set forth thereon. If, within such 30 day period, Landlord notifies Tenant that Landlord disagrees with any specific items included within Tenant’s declaration, Landlord and Tenant shall mutually determine whether such disputed items are removable by Tenant upon termination of this Lease. Upon the termination of this Lease or Tenant’s right of possession Tenant shall remove from the Project its moveable special improvements, trade fixtures and related mechanical support systems, detachable furniture, moveable equipment and other personal property, any improvements which Landlord elects shall be removed by Tenant pursuant to Section 6.5, and any improvements to any portion of the Project other than the Premises. Tenant shall repair all damage caused by the installation or removal of any of the foregoing items. Landlord shall notify Tenant of its election to require Tenant to remove any such property, if at all, within 15 business days following the expiration or earlier termination of the Lease. If Tenant does not timely remove such property upon such notice, then, at Landlord’s election, Tenant shall be conclusively presumed to have: (i) conveyed such property to Landlord without compensation or (ii) abandoned such property, and Landlord may dispose of or store any part thereof in any manner at Tenant’s sole cost, without waiving Landlord’s right to claim from Tenant all expenses arising out of Tenant’s failure to remove the property, and without liability to Tenant or any other person. Landlord shall have no duty to be a bailee of any such personal property. If Landlord elects abandonment, Tenant shall pay to Landlord, upon demand, any reasonable and documented expenses incurred for disposition.

7. USE OF PREMISES. Tenant shall use the Premises only for (i) general office and administrative purposes; (ii) telecommunications data center and network operations center, and (iii) any other lawful purpose suitable to office buildings in the Southeast suburban Denver metropolitan area. Tenant shall not allow any use of the Premises which will negatively affect the cost of coverage of Landlord’s insurance on the Project. Tenant shall not allow any flammable or explosive liquids or materials to be kept on the Premises, except for common cleaning fluids and solvents commonly used in similar buildings. Tenant shall not allow any use of the Premises which would cause the value or utility of any part of the Premises to diminish or would interfere with any other Tenant or with the operation of the Project by Landlord. Tenant shall not permit any nuisance or waste upon the Premises, or allow any offensive noise or odor in or around the Premises.

If any governmental authority shall deem the Premises to be a “place of public accommodation” under the Americans with Disabilities Act or any other comparable law as a result of Tenant’s use, Tenant shall either modify its use to cause such authority to rescind its designation or be responsible for any alterations, structural or otherwise, required to be made to the Building or the Premises under such laws.

8. GOVERNMENTAL REQUIREMENTS AND BUILDING RULES. Tenant shall comply with all Governmental Requirements applying to its use of the Premises. Tenant shall also comply with all reasonable rules established for the Project from time to time by Landlord. The present rules and regulations are contained in Appendix B. Failure by another tenant to comply with the rules or an unknowing failure by Landlord to enforce them shall not relieve Tenant of its obligation to comply with the rules or make Landlord responsible to Tenant in any way. Landlord shall use reasonable efforts to apply the rules and regulations uniformly with respect to Tenant and tenants in the Building under leases containing rules and regulations similar to this Lease. In the event of alterations and repairs performed by Tenant, Tenant shall comply with the provisions of Section 6 of this Lease and also Landlord’s “Policies, Rules and Regulations for Construction Projects.”

9. WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE.

9.1 Waiver of Claims. To the extent permitted by law and except as otherwise set forth herein, Landlord and Tenant waive any claims they may have against the other or its officers, directors, employees or agents for business interruption any other consequential or exemplary damages.

9.2 Indemnification. Tenant shall indemnify, defend and hold harmless Landlord and its officers, directors, employees and agents against all third party claims, liabilities, and expenses, including reasonable attorney fees, suffered or claimed by any person, directly or indirectly, based on, arising out of, or resulting from: (i) any injury to any person or damage to or loss of any property occurring (x) in the Premises, or (y) in the Project and arising from the use of the Premises, except to the extent either of the foregoing are caused solely by the gross negligence or willful misconduct of Landlord; and (ii) any act or omission or negligence of Tenant or any of Tenant’s employees or agents. Tenant’s obligations under this section shall survive the expiration or earlier termination of this Lease.

Except as to any matter for which Tenant is obligated to indemnify Landlord above, Landlord shall indemnify, defend and hold harmless Tenant and its officers, directors, employees and agents against all claims, liabilities, and expenses, including reasonable attorney fees, suffered or claimed by any person and resulting solely from the gross negligence or willful misconduct of Landlord or any of Landlord’s employees or agents. Landlord’s obligations under this section shall survive the expiration or earlier termination of this Lease.

9.3 Tenant’s Insurance. Tenant shall maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

(a) Commercial General Liability Insurance, with (a) contractual liability coverage including the insurable indemnification provisions contained in this Lease, (b) a severability of interest endorsement, (c) limits of not less than Two Million Dollars ($2,000,000) combined single limit per occurrence and not less than Two Million Dollars ($2,000,000) in the aggregate for bodily injury, sickness or death, and property damage, and umbrella coverage of not less than Five Million Dollars ($5,000,000).

(b) Property Insurance against “All Risks” of physical loss covering the replacement cost of all improvements, fixtures and personal property.

(c) Workers’ compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident	$500,000
Disease—Policy Limit	$500,000
Disease—Each Employee	$500,000

Such insurance shall contain a waiver of subrogation provision in favor of Landlord and its agents.

Tenant’s insurance shall be primary and not contributory to that carried by Landlord, its agents, or mortgagee. Landlord, and if any, Landlord’s building manager or agent and ground lessor shall be named as additional insureds with respect to the insurance required of the Tenant in Section 9.3(a). The company or companies writing any insurance which Tenant is required to maintain under this Lease, as well as the form of such insurance, shall at all times be subject to Landlord’s approval, and any such company shall be licensed to do business in the state in which the Building is located. Such insurance companies shall have a current A.M. Best rating of A / VI or better.

Tenant shall cause any contractor of Tenant performing work on the Premises to maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

i. Commercial General Liability Insurance, including contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement, and contractor’s protective liability coverage, to afford protection with limits, for each occurrence, of not less than One Million Dollars ($1,000,000) with respect to personal injury, death or property damage.

ii. Workers’ compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident	$500,000
Disease—Policy Limit	$500,000
Disease—Each Employee	$500,000

Such insurance shall contain a waiver of subrogation provision in favor of Landlord and its agents.

Tenant’s contractor’s insurance shall be primary and not contributory to that carried by Tenant, Landlord, their agents or mortgagees. Tenant and Landlord, and if any, Landlord’s building manager or agent, mortgagee or ground lessor shall be named as additional insured on Tenant’s contractor’s insurance policies.

9.4 Insurance Certificates. Tenant shall deliver to Landlord certificates evidencing all required insurance no later than five (5) days prior to the Commencement Date and each renewal date. Each certificate will provide for thirty (30) days prior notice of cancellation to Landlord and Tenant.

9.5 Landlord’s Insurance. Landlord shall maintain “All-Risk” property insurance at replacement cost, including loss of rents, on the Building and plate glass, and Commercial General Liability insurance, with limits of $2,000,000 per each occurrence, covering the common areas of the Building, each with such terms, coverages and conditions as are normally carried by reasonably prudent owners of properties similar to the Project.

9.6 Waiver of Subrogation. Landlord and Tenant agree to obtain and maintain throughout the term of this Lease endorsements to their respective All Risk coverage policies waiving the right of subrogation of their insurance companies against the other party and its agents and employees.

10. FIRE AND OTHER CASUALTY.

10.1 Termination. If a fire or other casualty causes substantial damage to the Building or the Premises, Landlord shall engage a registered architect to certify within one (1) month of the casualty to both Landlord and Tenant the amount of time needed to restore the Building and the Premises to tenantability, using standard working methods. If the architect’s certification indicates that the time needed exceeds: thirteen (13) months from the date of the casualty; or two (2) months therefrom if the restoration would begin during the last twelve (12) months of the Lease, either Landlord or Tenant may terminate this Lease, by notice to the other party within ten (10) days after the notifying party’s receipt of the architect’s certificate; provided, however, Tenant shall have absolutely no right to terminate this Lease pursuant to this Section 10.1 if such casualty is caused by Tenant’s negligence or intentional misconduct. A termination pursuant to this Section 10.1 shall be effective thirty (30) days from the date of the notice and Rent shall be paid by Tenant to that date, with an abatement for any portion of the Premises which has been untenantable after the casualty.

10.2 Restoration. If a casualty causes damage to the Building or the Premises but this Lease is not terminated for any reason, then subject to the rights of any mortgagees or ground lessors, Landlord shall obtain the applicable insurance proceeds and diligently restore the Building and the Premises subject to current Governmental Requirements. Tenant shall replace its damaged improvements, personal property and fixtures. Rent shall be abated on a per diem basis during the restoration for any portion of the Premises which is untenantable, except to the extent that Tenant’s negligence or intentional misconduct caused the casualty.

10.3 Tenant shall have the right to terminate this Lease, at no cost or penalty, upon thirty (30) days notice if so much of Tenant’s network operations center (“NOC”) located in the Premises will be affected due to the casualty so as to unreasonably and adversely impact the conduct of Tenant’s business in the Premises for a period of nine (9) months following the casualty. This right of termination, however, must be exercised by Tenant within thirty (30) days following its receipt of the architect’s certificate or such right is deemed waived. Subject to the notice and cure provisions set forth in Section 14.1 herein, Tenant also shall have the right to terminate this Lease if Landlord elects to repair the Building and Premises, but fails to fully repair the Building and Premises within the time frame identified in the architect’s certification (which certificate shall be delivered to Landlord and Tenant in accordance with Section 10.1) as the time needed to restore the Building and the Premises. Landlord’s obligation to fully repair and restore the Building and Premises may be extended by up to thirty (30) days if there is a Force Majeure event that occurs subsequent to the casualty.

11. EMINENT DOMAIN. If a part of the Project is taken by eminent domain or deed in lieu thereof which is so substantial that the Premises cannot reasonably be used by Tenant for the operation of its business, then either party may terminate this Lease, without cost to the other, effective as of the sooner of (i) the date of the taking, or (ii) the date upon which Tenant is denied beneficial use of the portion of the Premises subject to condemnation or taking. If any substantial portion of the Project is taken without affecting the Premises, then Landlord may terminate this Lease as of the date of such taking. Rent shall abate from the date of the taking in proportion to any part of the Premises taken. The entire award for a taking of any kind shall be paid to Landlord, and Tenant shall have no right to share in the award. All obligations accrued to the date of the taking shall be performed by the party liable to perform said obligations, as set forth herein.

12. RIGHTS RESERVED TO LANDLORD. Landlord may exercise at any time any of the following rights respecting the operation of the Project without liability to the Tenant of any kind:

12.1 Name. To change the name or street address of the Building or the suite number(s) of the Premises.

12.2 Signs. Subject to the rights granted to Tenant in Section 24, to install and maintain any signs on the exterior and in the interior of the Building that are necessary for the operation of the Building (including, without limitation, loading, exit, parking, handicap and directional type signs, but excluding advertisement and name identification signs), and to approve in its reasonable discretion, prior to installation, any of Tenant’s signs in the Premises visible from the common areas or the exterior of the Building.

12.3 Window Treatments. To approve, at its discretion, prior to installation, any shades, blinds, ventilators or window treatments of any kind, as well as any lighting within the Premises that may be visible from the exterior of the Building or any interior common area.

12.4 Keys. To retain and use at any time passkeys necessary to enter the common areas of the Building for the purpose of performing its obligations under the Lease. Tenant shall not alter or add any lock or bolt limiting access to the common areas of the Building without providing Landlord with a key therefor.

12.5 Access. To have access to inspect the Premises, and to perform its obligations, or make repairs, alterations, additions or improvements, as permitted by this Lease, subject to Tenant’s reasonable security requirements, as applicable, which shall not operate to deny Landlord the access rights granted herein.

12.6 Preparation for Reoccupancy. Provided that Tenant has ceased paying Rent hereunder, to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant abandons the Premises, without relieving Tenant of any obligation to pay Rent.

12.7 Heavy Articles. To approve the weight, size, placement and time and manner of movement within the Building of any safe, central filing system or other heavy article of Tenant’s property. Tenant shall move its property entirely at its own risk.

12.8 Show Premises. To show the Premises to prospective purchasers, tenants, brokers, lenders, investors, rating agencies or others at any reasonable time, provided that Landlord gives not less than twenty-four (24) hours’ prior notice to Tenant and does not materially interfere with Tenant’s use of the Premises, subject to Tenant’s reasonable security requirements, as applicable, which shall not operate to deny Landlord the access rights granted herein. Landlord agrees that in exercising its rights under this Section 12.8, Landlord will use good faith efforts to minimize interruptions of Tenant’s use and occupancy of the Premises.

12.9 Use of Lockbox. To designate a lockbox collection agent for collections of amounts due Landlord. In that case, the date of payment of Rent or other sums shall be the date of the agent’s receipt of such payment or the date of actual collection if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment. However, Landlord may reject any payment for all purposes as of the date of receipt or actual collection by mailing to Tenant within 21 days after such receipt or collection a check equal to the amount sent by Tenant.

12.10 Repairs and Alterations. To make repairs or alterations to the Project and in doing so transport any required material through the Premises, to close entrances, doors, corridors, elevators and other facilities in the Project, to open any ceiling in the Premises, or to temporarily suspend services or use of common areas in the Building in all events with reasonable prior notice to Tenant (except in the event of an emergency). In performing such repairs and/or alterations, Landlord will use good faith efforts to minimize interruptions of Tenant’s use and occupancy of the Premises and to complete its work within a commercially reasonable period of time. Landlord may perform any such repairs or alterations during ordinary business hours, except that Tenant may require any Work in the Premises to be done after business hours if Tenant pays Landlord for overtime and any other expenses incurred. Landlord may do or permit any work on any nearby building, land, street, alley or way.

12.11 Landlord’s Agents. If an Event of Default has occurred and is continuing, possession of Tenant’s funds or negotiation of Tenant’s negotiable instrument by any of Landlord’s agents shall not waive any breach by Tenant or any remedies of Landlord under this Lease.

12.12 Building Services. To install, use and maintain through the Premises, pipes, conduits, wires and ducts serving the Building, provided that such installation, use and maintenance does not unreasonably interfere with Tenant’s use of the Premises; provided, however, Landlord agrees to work cooperatively and in good faith with Tenant with respect to any work which Landlord must perform in portions of the Premises which are highly sensitive to the conduct of Tenant’s business within the Premises.

12.13 Other Actions. To take any other action which Landlord deems reasonable in connection with the operation, maintenance or preservation of the Building.

13. TENANT’S DEFAULT AND LANDLORD’S REMEDIES. Any of the following shall constitute an “Event of Default” by Tenant:

13.1 Rent Default. Tenant fails to pay any Rent when due and such failure continues for a period of ten (10) days after receipt by Tenant of notice from Landlord of such failure. In the event Tenant fails to pay any Rent when due on more than two (2) occasions in any twenty-four (24) month period, then Tenant shall pay a late charge equal to three percent (3%) of the amount of Rent that was due in order cure the Event of Default. If Tenant does not cure the Event of Default, then Landlord shall be entitled to the default interest set forth in Section 3.5(b) herein, and such default interest shall be in lieu of the late payment charges described in this Section 13.1. Such late charge and interest shall constitute Additional Rent due and payable by Tenant to Landlord upon the date of payment of the delinquent Rent referenced above;

13.2 Specific Default. Tenant defaults in its obligations under Section 6.4 No Liens, Section 20 Assignment and Sublease, or Section 32 Hazardous Substances and such default continues for a period of thirty (30) days after receipt by Tenant of notice from Landlord of such default;

13.3 Other Performance Default. Tenant fails to perform any other obligation to Landlord under this Lease and such failure continues for thirty (30) days after notice from Landlord stating the nature of such default, except that if Tenant begins to cure its failure within the thirty (30) day period but cannot reasonably complete its cure within such period, then, so long as Tenant continues to diligently attempt to cure its failure, the thirty (30) day period shall be extended to sixty (60) days, or such lesser period as is reasonably necessary to complete the cure;

13.4 Credit Default. One of the following credit defaults occurs:

(a) Tenant commences any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or seeks appointment of a receiver, trustee, custodian or other similar official for the Tenant or for any substantial part of its property, or any such proceeding is commenced against Tenant and either remains undismissed for a period of thirty days or results in the entry of an order for relief against Tenant which is not fully stayed within seven days after entry;

(b) Tenant becomes insolvent or bankrupt, does not generally pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors;

(c) Any third party obtains a levy or attachment under process of law against Tenant’s leasehold interest and such levy or attachment is not discharged or disposed of by Tenant within fifteen (15) days after such levy or attachment.

13.5 Vacation Default. Tenant vacates the Premises and fails to pay all Rent.

13.6 Landlord’s Remedies.

(a) Termination of Lease or Possession. If an Event of Default occurs, Landlord may elect by notice to Tenant either to terminate this Lease or to terminate Tenant’s possession of the Premises without terminating this Lease. In either case, Tenant shall immediately vacate the Premises and deliver possession to Landlord, and Landlord may repossess the Premises and may, at Tenant’s sole cost, remove any of Tenant’s signs and any of its other property, without relinquishing its right to receive Rent or any other right against Tenant.

(b) Lease Termination Damages. If Landlord terminates the Lease, Tenant shall pay to Landlord all Rent due on or before the date of termination, plus Landlord’s reasonable estimate of the aggregate Rent that would have been payable from the date of termination through the Expiration Date, as may have been extended pursuant to the terms of this Lease, reduced by the rental value of the Premises calculated as of the date of termination for the same period, taking into account anticipated vacancy prior to reasonable reletting, reletting expenses and market concessions, both discounted to present value at the rate of five percent (5%) per annum. If Landlord shall relet any part of the Premises for any part of such period before such present value amount shall have been paid by Tenant or finally determined by a court, then the amount of Rent payable pursuant to such reletting (taking into account vacancy prior to reasonable reletting and reletting expenses or concessions) shall be deemed to be the reasonable rental value for that portion of the Premises relet during the period of the reletting.

(c) Possession Termination Damages. If Landlord terminates Tenant’s right to possession without terminating the Lease and Landlord takes possession of the Premises itself, Landlord may relet any part of the Premises for such Rent, for such time, and upon such terms as Landlord in its sole discretion shall determine, without any obligation to do so prior to renting other vacant areas in the Building. Any proceeds from reletting the Premises shall first be applied to the expenses of reletting, including redecoration, repair, alteration, advertising, brokerage, legal, and other reasonably necessary expenses. If the reletting proceeds after payment of expenses are insufficient to pay the full amount of Rent under this Lease, Tenant shall pay such deficiency to Landlord monthly upon demand as it becomes due. Any excess proceeds shall be retained by Landlord.

(d) Landlord’s Remedies Cumulative. All of Landlord’s remedies under this Lease shall be in addition to all other remedies Landlord may have at law or in equity. Waiver by Landlord of any breach of any obligation by Tenant shall be effective only if it is in writing, and shall not be deemed a waiver of any other breach, or any subsequent breach of the same obligation. Landlord’s acceptance of payment by Tenant shall not constitute a waiver of any breach by Tenant, and if the acceptance occurs after Landlord’s notice to Tenant, or termination of the Lease or of Tenant’s right to possession, the acceptance shall not affect such notice or termination. Acceptance of payment by Landlord after commencement of a legal proceeding or final judgment shall not affect such proceeding or judgment. Landlord may advance such monies and take such other actions for Tenant’s account as reasonably may be required to cure or mitigate any Event of Default by Tenant. Tenant shall immediately reimburse Landlord for any such advance, and such sums shall bear interest at the default interest rate until paid

14. LANDLORD’S DEFAULT AND TENANT REMEDIES.

14.1 Landlord Default. If Tenant believes that Landlord has breached or failed to comply with any provision of this Lease applicable to Landlord (including, without limitation, Landlord’s obligations under Section 1.2(a)), Tenant will give notice to Landlord describing the alleged breach or noncompliance. Landlord will not be deemed in default under this Lease if Landlord cures the breach or noncompliance within thirty (30) days after Landlord’s receipt of notice from Tenant or, if the same cannot be reasonably cured within such thirty (30) day period, if Landlord in good faith commences to cure such breach or noncompliance within such period then, so long as Landlord continues to diligently attempt to cure its failure, the thirty (30) day period shall be extended to sixty (60) days, or such lesser period as is reasonably necessary to complete the cure.

14.2 Tenant’s Remedies. If Landlord breaches or fails to comply with any provision of this Lease applicable to Landlord, and such breach or noncompliance is not cured within the period of time described in Section 14.1, then Tenant may exercise any right or remedy available to Tenant at law or in equity, except to the extent expressly waived or limited by the terms of this Lease.

15. SURRENDER. Upon termination of this Lease or Tenant’s right to possession, Tenant shall return the Premises to Landlord in good order and broom clean condition, ordinary wear and tear and casualty damage excepted. If Landlord requires Tenant to remove any of Tenant’s personal property, trade fixtures or alterations as provided herein, then Tenant shall remove the alterations in a good and workmanlike manner and restore the Premises to its condition prior to their installation.

16. OPTIONS TO EXTEND. Tenant shall have the option to extend the Term of the Lease and, therefore the Expiration Date, for up to two (2) additional periods of five (5) years each (each a “Renewal Option”). To exercise a Renewal Option, Tenant must deliver notice of the exercise thereof (a “Renewal Notice”) to Landlord no earlier than fifteen (15) months and no later than twelve (12) months prior to the Expiration Date, as may be extended. Any and all Renewal Options shall be under the same terms and condition of the then current Term excepting those matters more particularly described in Section 16.3. Any Renewal Notice shall set forth an amount of the current leasehold improvement allowance which Tenant is requesting from Landlord in connection with such Renewal Option; provided, however, Landlord shall in no event be required to pay an improvement allowance in excess of the then prevalent rate for leasehold improvement allowances in the Southeast suburban Denver metropolitan area office market for both new lease transactions and lease renewals.

16.1 Determination of Market Rental Rate. Within ten (10) days of Landlord’s receipt of a Renewal Notice, Landlord will notify Tenant (the “Rate Notice”) of the “Market Rental Rate” (defined below) determined in good faith and taking into consideration Tenant’s requested tenant improvement allowance. The Rate Notice shall be accompanied by all appropriate supporting documentation and calculations used to determine the Market Rental Rate. If Tenant agrees that the rental rate set forth in Landlord’s Rate Notice is the Market Rental Rate, such rental rate shall be the Market Rental Rate for purposes of this Section 16, and the Base Rent applicable to the Renewal Option will be the Market Rental Rate. If Tenant disagrees with the rental rate set forth in the Rate Notice and both parties, negotiating in good faith, cannot within fifteen (15) days after Landlord gives the Rate Notice, agree on a revised rental rate that will serve as the Market Rental Rate, then Tenant shall have the right to either (i) rescind its Renewal Notice by notice given within thirty (30) days after Landlord gives the Rate Notice; or (ii) enter into a binding three (3) broker arbitration process (which shall not be subject to any further right of rescission) which process is more particularly described below in this Section 16.1. If Tenant fails to respond to the Rate Notice within fifteen (15) days after the date thereof, Tenant will be deemed to have rejected the Rate Notice and the Renewal Notice shall be deemed rescinded. If the parties are unable to agree upon the Market Rental Rate and, pursuant to this Section 16.1, Tenant elects to enter into binding arbitration, then, within seven (7) days following such election by Tenant, Landlord and Tenant will each appoint their own licensed real estate broker as well as a third mutually acceptable real estate broker or sales agents (the “Brokers”) each of whom has at least ten (10) years experience in commercial office leasing in the Southeast suburban Denver metropolitan area office market. Within ten (10) days after the Brokers’ appointment, the Brokers shall each propose a Market Rental Rate, which must be determined in strict accordance with the terms of this Section 16. The arithmetic mean (average) of the two (2) closest proposals shall be deemed the Market Rental Rate.

16.2 Market Rental Rate Defined “Market Rental Rate” means the prevailing new lease and renewal rates being contracted for by tenants and landlords of Comparable Buildings for similar space to arms-length tenants similar to Tenant in size, credit quality and stature, taking into account the length of the Renewal Option, adjustments for tenant improvement allowances, market concessions and transaction expenses which are normally incurred by other landlords in leasing space in Comparable Buildings. For purposes of this Section 16, “Comparable Buildings” means only those office buildings of comparable age, quality and location and shall be deemed to include only office lease transactions involving a minimum of 25,000 rentable square feet.

16.3 After Exercise/Failure to Exercise. During the Renewal Options, all of the terms and provisions of this Lease will apply, except that (i) Base Rent will be payable at the

Market Rental Rate as determined pursuant to this Section 16 multiplied by the rentable square feet of the Premises as of the commencement of the Renewal Option; (ii) Sections 3.2(a), 3.2(b), 17, and the Work Letter shall no longer be in effect unless otherwise specifically referenced in the body of this Lease; and (iii) the number of Renewal Options provided to Tenant in Section 16 shall be reduced by one each time Tenant exercises a Renewal Option and shall be terminated altogether if Tenant fails to exercise any Renewal Option. No broker fees of any kind incurred by Tenant will be paid by Landlord in connection with the exercise of any Renewal Option, unless mutually agreed upon by Landlord and Tenant at the time of exercise of such Renewal Option.

16.4 Limitations on Tenant’s Rights. Tenant will have no right to extend the Term of the Lease and Tenant’s Renewal Notice will be ineffective, if an Event of Default has occurred and is continuing at the time the Renewal Notice is given or at the time the Renewal Option is scheduled to commence. Any termination of this Lease in accordance with the terms of this Lease terminates all rights under this Section 16. Tenant’s Renewal Options shall not be subject to any dilution or forfeiture by virtue of any (i) creditworthiness test; (ii) any prior Event(s) of Default which did not result in a termination of the Lease by Landlord; or (iii) prior sublease or requested subletting of all or any portion of the Premises.

17. OPTIONS TO TERMINATE. Notwithstanding Sections 2 and 16 above, Tenant shall have two (2) options to terminate this Lease with respect to the entirety of the Premises which options may be exercised by Tenant in its sole and absolute discretion. If Tenant exercises the first option to terminate this Lease (the “First Termination Option”), then the effective date of the Lease termination shall be October 31, 2010. The First Termination Option shall be exercised, if at all, by notice (a “Termination Notice”) given to Landlord not later than October 31, 2009. In the event Tenant does not elect to exercise the First Termination Option, Tenant shall have a second opportunity to terminate this Lease (the “Second Termination Option”). The effective date of the Second Termination Option shall be October 31, 2012. The Second Termination Option shall be exercised, if at all, by a Termination Notice given to Landlord no later than October 31, 2011. Tenant’s termination options granted herein shall, in no event, be subject to dilution or forfeiture as a result of any (i) creditworthiness test; (ii) the occurrence of any prior Event(s) of Default which Event(s) of Default did not result in a termination of the Lease; or (iii) any previous sublease or requested subletting of all or any portion of the Premises. No Termination Notice delivered to Landlord shall be effective unless, within thirty (30) days following delivery of Tenant’s Termination Notice, Tenant pays to Landlord a termination fee (the “Termination Fee”) in an amount equal to the sum of all unamortized transaction costs remaining as of the last day of the calendar month following the effective date of the First Termination Option or the effective date of the Second Termination Option, as the case may be, relating to: (i) $1,300,000.00, being the full amount of the Tenant Allowance; (ii) the full amount of the Additional Allowance (as defined in the Work Letter), if any; (iii) $617,238.70 (being one-half the amount of the Forgiven Rent); and (iv) $975,000.00, being the amount equal to the full brokerage commission paid by Landlord to Tenant’s Real Estate Broker in connection with this Lease transaction. The Termination Fee shall be calculated using an imputed interest rate of nine percent (9%) with an amortization period being equal to the duration of the original Term of the Lease based on a monthly amortization calculation and using a beginning period method with respect to items (i), (iii) and (iv) above, and with an amortization period being equal to the duration of the remaining Term of the Lease with respect to item (ii) above.

18. HOLDOVER. (i) Tenant shall have the right to holdover possession of the Premises after the expiration of this Lease on a month-to-month basis for a period of up to six (6) months provided that Tenant obtains the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion. During the first three (3) months of such a holdover period, Tenant shall pay all of Base Rent, Operating Cost Share Rent and Tax Share Rent at the rate in effect immediately prior to such holdover computed on a monthly basis for each full or partial month Tenant remains in possession. During the subsequent three (3) months of such holdover Tenant shall pay Base Rent at 150% of the rate in effect immediately prior to the commencement of such holdover computed on a monthly basis for each full or partial month Tenant remains in possession and shall continue to pay Operating Cost Share Rent and Tax Share Rent at the then-current rate. For any holdover by Tenant beyond the permitted six (6) month period, Tenant shall pay in addition to the other Rent, 200% of the Base Rent rate in effect immediately prior to the commencement of such holdover computed on a monthly basis for each full or partial month Tenant remains in all or part of the Premises plus all of Landlord’s direct and consequential damages (consequential damages may only be proven by the existence of a signed lease by a new tenant for the Premises whose lease was adversely impacted by Tenant’s holdover) resulting from Tenant’s holdover. (ii) Tenant shall also have the option, without being obligated to first obtain the written consent of Landlord, to holdover for a fixed period of six (6) months after the Expiration Date, as may have been extended, provided that Tenant provides notice to Landlord of such election no later than nine (9) months prior to the Expiration Date, as such date may have been extended. During such holdover period Tenant shall pay Base Rent at 150% of the rate in effect immediately prior to the commencement of such holdover computed on a monthly basis for each full or partial month Tenant remains in possession and shall continue to pay Operating Cost Share Rent and Tax Share Rent at the then-current rate. Following the initial permitted holdover period discussed herein, Landlord’s acceptance of Rent or other payments from Tenant under these holdover provisions shall not operate as a waiver of Landlord’s right, subsequent to the initial permitted holdover period, to regain possession or any other of Landlord’s remedies. For any holdover by Tenant beyond the permitted six (6) month period, Tenant shall pay, in addition to the other Rent, 200% of the Base Rent rate in effect immediately prior to the commencement of such holdover computed on a monthly basis for each full or partial month Tenant remains in possession of the Premises plus all of Landlord’s direct and consequential damages (consequential damages may only be proven by the existence of a signed lease by a new tenant for the Premises whose lease was adversely impacted by Tenant’s holdover) resulting from Tenant’s holdover.

19. SUBORDINATION TO GROUND LEASES AND MORTGAGES.

19.1 Subordination. Subject to the immediately following sentence, this Lease shall be subordinate to any present or future ground lease or mortgage respecting the Project, and any amendments to such ground lease or mortgage, at the election of the ground lessor or mortgagee as the case may be, effected by notice to Tenant in the manner provided in this Lease. As a condition precedent to any subordination of the Lease by Tenant to any third party, Landlord shall first secure and deliver to Tenant a commercially reasonable form of subordination and non-disturbance agreement. Tenant will consent to any commercially reasonable standard form of subordination and non-disturbance agreement provided that such form (i) does not change, dilute or diminish any right or obligation of Tenant under this Lease, (ii) does not create any new and unreasonable obligation of Tenant under the Lease or under any other document related to the Lease, (iii) does not create or meaningfully increase any contractual risk of Tenant under the Lease, and (iv) provides that so long as an Event of Default has not occurred and is continuing, that such lender in possession acting as the new Landlord or any other entity succeeding to Landlord’s interest, shall attorn to and accept Tenant as tenant under this Lease and all of Tenant’s rights and obligations under this Lease shall remain in full force and effect. Any mortgagee has the right, at its option, to subordinate its mortgage to the terms of this Lease, without notice to, nor the consent of, Tenant.

19.2 Termination of Ground Lease or Foreclosure of Mortgage. If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given and the ground lessor, mortgagee, or purchaser at a foreclosure sale shall thereby become the owner of the Project, Tenant shall attorn to such ground lessor or mortgagee or purchaser without any deduction or setoff by Tenant, and this Lease shall continue in effect as a direct lease between Tenant and such ground lessor, mortgagee or purchaser. The ground lessor or mortgagee or purchaser shall be liable as Landlord only during the time such ground lessor or mortgagee or purchaser is the owner of the Project. At the request of Landlord, but subject to the terms of Section 19.1 above, ground lessor or mortgagee, Tenant shall execute and deliver within ten (10) business days of the request any document furnished by the requesting party to evidence Tenant’s agreement to attorn.

19.3 Notice and Right to Cure. Tenant agrees to send by registered or certified mail to any ground lessor or mortgagee identified in any notice from Landlord to Tenant a copy of any notice of default sent by Tenant to Landlord. If Landlord fails to cure such default within the required time period set forth in Section 14.1 above, but ground lessor or mortgagee begins to cure within ten (10) business days after such period and proceeds diligently to complete such cure, then ground lessor or mortgagee shall have such additional time as is necessary to complete such cure, including any time necessary to obtain possession if possession is necessary to cure, and Tenant shall not begin to enforce its remedies so long as the cure is being diligently pursued.

19.4 Definitions. As used in this Section 19, “mortgage” shall include “deed of trust” and/or “trust deed” and “mortgagee” shall include “beneficiary” and/or “trustee,” “mortgagee” shall include the mortgagee of any ground lessee, and “ground lessor,” “mortgagee,” and “purchaser at a foreclosure sale” shall include, in each case, all of its successors and assigns, however remote.

20. ASSIGNMENT AND SUBLEASE.

20.1 In General/Unrelated Parties. Tenant shall not, without the prior consent of Landlord in each case, (i) make or allow any assignment or transfer, by operation of law or otherwise, of Tenant’s interest in this Lease, (ii) grant or allow any lien or encumbrance, by operation of law or otherwise, upon any part of Tenant’s interest in this Lease, (iii) sublet any part of the Premises, or (iv) permit anyone other than Tenant and its employees to occupy any part of the Premises. Notwithstanding the forgoing, in the event Landlord consent to any transfer described in this Section 20.1, Tenant shall remain primarily liable for all of its obligations under this Lease, notwithstanding any assignment or transfer. No consent granted by Landlord shall be deemed to be a consent to any subsequent assignment or transfer, lien or encumbrance, sublease or occupancy. Tenant shall pay all of Landlord’s reasonable attorneys’ fees and other reasonable and documented third party expenses incurred in connection with any consent requested by Tenant or in reviewing any proposed assignment or subletting, provided that such reimbursement shall in no event exceed the sum of Two Thousand Five Hundred Dollars ($2,500) for each request for approval submitted by Tenant to Landlord pursuant to this Section 20.1. Except as specifically permitted herein, any assignment or transfer, grant of lien or encumbrance, or sublease or occupancy without Landlord’s prior written consent shall be void. Tenant shall only be permitted to assign this Lease in its entirety, but Tenant shall be permitted to sublet all or a portion of the Premises as specifically permitted herein. With respect to such permitted assignments or sublettings, no rights of Tenant to renew this Lease, extend the Term or to lease additional space in the Project shall be diluted or extinguished thereby, provided however, such rights will not be transferred to the assignee or subtenant, all such rights being personal to the Tenant named herein. With respect to any assignment or subletting pursuant to this Section 20.1, in no event shall Landlord (i) be entitled to prohibit Tenant from competing with Landlord for securing tenants and subtenants for the Premises from or with respect to the Building and/or adjacent Quebec Court II; (ii) restrict the permissible rent or other terms or concessions offered by Tenant to a potential assignee or sublessee; or (iii) have a right to recapture the Premises or any portion thereof.

20.2 Related Parties. Throughout the Term of the Lease Tenant shall have the right, without the consent of Landlord, to sublease all or any portion of the Premises or to assign all of its leasehold rights, to any subsidiary, affiliate or successor of Tenant, provided that in such event Tenant shall furnish Landlord with prior notice of such assignment or subletting and provided further that such assignee or sublessee continues to use the Premises for the purposes permitted under this Lease and that Tenant shall remain primarily liable for all of its obligations under this Lease. Notwithstanding the foregoing, Tenant shall have the right to permit, from time to time, its subsidiaries, affiliates or successors to occupy all or any portion of the Premises without Landlord’s consent or the need for an agreement of sublease.

20.3 Landlord’s Consent. In the event of any assignment or sublease requiring Landlord’s consent pursuant to Section 20.1 above, Landlord will not unreasonably withhold, condition or delay its consent. It shall be reasonable for Landlord to withhold its consent to any assignment or sublease if (i) an Event of Default has occurred and continuing, (ii) in the reasonable judgment of Landlord the purpose for which the assignee or subtenant intends to use the Premises (or a portion thereof) is not in keeping with Section 7 above or otherwise violates the terms of this Lease, (iii) the proposed assignee or subtenant is a government entity, or (iv) the proposed assignment (but excluding a proposed sublease) is for less than the entire Premises or for less than the remaining Term of the Lease. The foregoing shall not exclude any other reasonable basis for Landlord to withhold its consent.

With respect to any proposed sublease for less than 25,000 rentable square feet submitted to Landlord for approval pursuant to Section 20.1, Landlord’s approval shall be deemed given if, within twenty (20) days from the date of Tenant’s submittal of its request for Landlord’s consent accompanied by the materials described in Section 20.4 (collectively, the “Submittal Package”), Landlord fails to respond to such request. With respect to any sublease for more than 25,000 rentable square feet submitted to Landlord for approval pursuant to Section 20.1, Landlord’s approval shall be deemed given if, within forty (40) days from the date of Tenant’s delivery of the Submittal Package for Landlord’s consent, Landlord fails to respond to such request, provided however that any such deemed approval by Landlord shall be further conditioned upon (i) Tenant’s delivery of a duplicate Submittal Package to Landlord not later than the thirtieth (30th) day following the date of delivery of the original Submittal Package provided Landlord and Tenant have not, by the twentieth (20th) day following the delivery of the original Submittal Package, entered into substantive and good faith discussions with respect to the requested approval; or (ii) Landlord and Tenant not having entered into substantive and good faith discussions by the thirtieth (30) day following Tenant’s delivery of the original Submittal Package, which in either instance, will nullify any deemed approval by Landlord thereof.

20.4 Procedure. Tenant shall notify Landlord of any proposed assignment or sublease at least thirty (30) days prior to its proposed effective date. The notice shall include the name and address of the proposed assignee or subtenant, including its corporate affiliates in the case of a corporation or its general partners in the case of a partnership; in the case of an assignment, an execution copy of the proposed assignment; and, in the case of a sublease, an executed term sheet setting forth all of the material business terms of the sublease transaction, including a description of the proposed sublessee’s proposed use and business activities (such use and activities shall be consistent with Section 7 of the Lease). As a condition to any effective assignment of this Lease, the assignment shall be for the entirety of the Premises and the assignee shall execute and deliver in form satisfactory to Landlord at least fifteen (15) days prior to the effective date of the assignment, an assumption of all of the obligations of Tenant under this Lease. As a condition to any effective sublease, subtenant shall execute and deliver in a form reasonably satisfactory to Landlord at least fifteen (15) days prior to the effective date of the sublease, an agreement to comply with all of Tenant’s obligations under this Lease, and at Landlord’s option, an agreement (except for the economic obligations which subtenant will undertake directly to Tenant) to attorn to Landlord under the terms of the sublease in the event this Lease terminates before the sublease expires.

20.5 Change of Ownership. Any transfer of 50% or more of the ownership interest in Tenant shall constitute an assignment of this Lease; provided, however, the foregoing restriction shall not apply to Tenant so long as Tenant is a publicly traded corporation and the proposed successor of the ownership interest of Tenant has, at the time of the restructuring or merger, a net worth which is at least equal to the net worth of the named Tenant hereunder as of the Commencement Date of this Lease.

20.6 Excess Payments. If Tenant shall assign this Lease or sublet any part of the Premises for consideration in excess of the pro-rata portion of Rent applicable to the space subject to the assignment or sublet, then (i) in the case of an assignment or subletting pursuant to Section 20.1 above, Tenant shall pay to Landlord as Additional Rent 50% of any such net excess (after deducting Tenant’s transaction costs, including the reasonable costs of marketing, improving, reconditioning or partitioning the Premises but specifically excluding therefrom any cost to Tenant for the vacancy of the Premises during the marketing period) immediately upon receipt; and (ii) in the case of an assignment or sublet pursuant to Section 20.2, Tenant shall be entitled to retain 100% of the profits, if any, thereof.

21. CONVEYANCE BY LANDLORD. If Landlord shall at any time transfer its interest in the Project or this Lease, Landlord shall be released of any obligations occurring after, but not prior to, such transfer and Tenant shall look solely to Landlord’s successors for performance of such obligations. This Lease shall not be affected by any such transfer.

22. ESTOPPEL CERTIFICATE. Each party shall, within ten (10) business days of receiving a request from the other party, execute, acknowledge in recordable form, and deliver to the other party or its designee a certificate stating, subject to a specific statement of any applicable exceptions, that the Lease as amended to date is in full force and effect, that the Tenant is paying Rent and other charges on a current basis, and that to the best of the knowledge of the certifying party, the other party has committed no uncured defaults or Event(s) of Default, as the case may be, and has no offsets or claims. The certifying party may also be required to state the date of commencement of payment of Rent, the Commencement Date, the current Expiration Date, the Base Rent, the current Operating Cost Share Rent and Tax Share Rent estimates, the status of any improvements required to be completed by Landlord, the amount of any security deposit, and such other matters as may be reasonably requested. Failure to deliver such statement within the time period required shall become an Event of Default, in the case of Tenant, and a default, in the case of Landlord, if the failure is not cured within ten (10) days following receipt of notice of such failure.

23. FORCE MAJEURE. Landlord shall not be in default under this Lease to the extent Landlord is unable to perform any of its obligations on account of any labor strike or the unavailability of a reasonably acceptable contractor, energy shortage, governmental pre-emption or prescription, national emergency, act of God, or any other cause of any kind beyond the reasonable control of Landlord (“Force Majeure”). Notwithstanding the foregoing, the provisions of this Section 23 shall not apply to or have an exculpatory effect on Landlord’s obligations set forth in Section 3.2 above.

24. TENANT’S SIGNAGE. So long as Tenant leases not less than two (2) full floors within the Building, throughout the Term of this Lease, as may be extended, Tenant will have the exclusive right at no additional rent (but subject to Tenant’s obligation to pay for the design, fabrication, installation, maintenance and operation thereof as more specifically set forth herein) to install and maintain its corporate logo (i) on up to two (2) of the Building’s façades in such locations as reasonably selected by Tenant; and (ii) on up to two (2) Project monument signs as reasonably selected by Tenant, Tenant hereby acknowledging that Tenant’s existing monument signage satisfies this obligation. The installation of such building and monument signs shall be determined by Tenant in its sole discretion subject to: (i) such signs must comply with all applicable laws and building codes; and (ii) in the case of the Building signs, the same must be installed in a manner which will not damage the Building. The design of all such building and monument signs shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, to the extent that Tenant’s building signage contemplated herein is not, as of the Commencement Date, permitted by the building codes of the City of Englewood, Tenant’s rights to such signage contemplated herein shall continue in full force subject to any change in building codes that may in the future permit such signage. All costs associated with the design, fabrication and installation of Tenant’s signage contemplated in this Section 24 shall be borne solely by Tenant; provided, however, that such costs shall be permitted expenditures reimbursed by the Tenant Allowance described in the Work Letter. Tenant shall be responsible, at its sole cost and expense, for maintenance and operation of all Tenant Building and monument signage and

Tenant shall maintain and operate all such signage at a level comparable to that of other similar buildings located in the Southeast suburban Denver metropolitan area. In addition, Tenant’s signage rights pursuant to this Section 24 shall be fully assignable to all permitted assignees and/or subtenants under this Lease, subject to the requirement that Tenant or such assignee or subtenant must be leasing (as opposed to occupying) at least two full floors of the Building at the time of such assignment or subletting and at all times subsequent thereto in order for such signage rights to survive and/or continue in the subtenant or assignee thereof.

25. TENANT’S ANTENNA RIGHTS Throughout the Term of this Lease, as may be extended, Tenant shall have the right, at no additional charge or cost, to install or cause to be installed up to ten (10) antennas on the roof of the Building in such locations selected by Tenant and agreed upon by Landlord. The location and installation of the antennas shall be subject to Landlord’s reasonable approval, it being agreed that it shall not be unreasonable for Landlord to withhold its approval of a location selected by Tenant if the installation and/or operation of such antennas in such locations would (i) interfere with the operation of other antennas and related equipment previously installed on the roof of the Building as of the Commencement Date or which other Building occupants or tenants have a right (such right existing as of the Commencement Date) in the future to install; (ii) undermine or prejudice the structural integrity of the Building, the roof, or any portion thereof; (iii) adversely affect any roof warranty, or (iv) be unsightly or visible from any point at street level, unless appropriately screened. Tenant’s right to install the antennas contemplated in this Section 24 shall be further subject to the (i) terms of any agreement or declaration concerning the roof top residential condominium unit located in the Building as of the Commencement Date; and (ii) Landlord’s ongoing right to access and use the roof of the Building in connection with the Landlord’s granting of rights to future Building occupants to install of antennas and related equipment on the roof; and (iii) Tenant’s receipt of all necessary governmental approvals. Landlord covenants and agrees that it shall not grant to the owner of the residential condominium unit owner any rights with respect to the use of the roof or the installation of antennas and related equipment, which are in addition to those, if any, which such owner has as of the date of this Lease. Landlord also covenants and agrees that for so long as Tenant is the sole tenant of the Premises, Landlord shall not have the right to grant antenna rights to any other party. If space located within the Premises is returned to Landlord by Tenant, Landlord’s subsequent granting of antenna rights to a new tenant of such space or portion thereof shall not exceed a pro-rata share of the roof (based on square footage of the space rented by such tenant divided by the total rentable square footage of the Premises multiplied by the antenna space available on the roof of the Premises), and the new tenant’s operation of its antennas shall not interfere with Tenant’s operation of its antennas. Tenant shall be responsible, at its sole cost and expense, for the maintenance of the antennas and all related equipment and the portions of the roof, if any, which require penetration for the installation of the antennas and related equipment. Tenant’s rights under this Section 24 shall be fully assignable to Tenant’s successors and affiliates; provided, however, such rights shall not be assignable to any (i) third parties with whom Tenant is not engaged in commercial activity as a part of its core business; or (ii) non-related third party telecommunications providers for the purposes of renting roof space or antenna capacity on the Building.

26. TENANT’S FIBER OPTIC NETWORK. Throughout the Term of the Lease, as may be extended, Tenant shall have the non-exclusive right, at no additional charge or cost, to access conduit, raceways and risers located in the Building, Quebec Court II and the Project for the

purpose of connecting Tenant’s fiber optic network to the Building and, to the extent necessary, to offer its services (through Tenant’s fiber optic network) to other tenants and occupants of the Building or Quebec Court II, provided that any such service furnished by Tenant will not be subject to any Landlord imposed service restrictions, charges or fees of any type. Tenant’s right to offer its services to other Building tenants and occupants shall include a non-exclusive right to connect to its customers’ and vendors’ equipment within the Premises via a portion of the Premises reserved for such collocation. Tenant’s rights pursuant to this Section 25 shall be subject to (i) Landlord’s prior written approval of Tenant’s plans and specifications for the fiber optic network, which approval shall not be unreasonably withheld, conditioned or delayed; and (ii) Landlord’s receipt of reasonable evidence that other Building and Quebec Court II tenants and occupants desire to receive such services from Tenant. Tenant hereby agrees to indemnify and hold Landlord harmless from all personal injury, property damage and any claims, demands, penalty or fine made or assessed by any governmental agency (including, without limitation, reasonable legal fees) which Landlord or third-parties claiming as against Landlord may sustain or incur by reason of Tenant’s installation, operation, presence, maintenance, moving or removal of Tenant’s fiber optic network as well as Tenant’s furnishing of such fiber optic network services to third parties as contemplated in this Section 25.

27. NOTICES. All notices, consents, approvals and similar communications to be given by one party to the other under this Lease, shall be given in writing, mailed or personally delivered as follows:

27.1 Landlord. To Landlord as follows:

CarrAmerica Realty, L.P.

c/o CarrAmerica Realty Corporation

7600 East Orchard Road, Suite 370S

Greenwood Village, CO 80111

Attn: Market Officer

with a copy to:

CarrAmerica Realty, L.P.

1850 K Street, N.W., Suite 500

Washington, D.C. 20006

Attn: Lease Administration

or to such other person at such other address as Landlord may designate by notice to Tenant.

27.2 Tenant. To Tenant as follows:

Time Warner Telecom

Attn: President - Real Estate

4055 Valley View Lane, Suite 110

Dallas, TX 75244

with a copy to:

Time Warner Telecom

Attn: Deputy General Counsel

10475 Park Meadows Drive

Littleton, CO 80124

or to such other person at such other address as Tenant may designate by notice to Landlord.

Notices shall be delivered by United States certified or registered mail, or by a reputable national overnight courier service, postage prepaid. Mailed notices shall be deemed to have been given on the earlier of actual delivery or three (3) business days after posting in the United States mail in the case of registered or certified mail, and one business day in the case of overnight courier.

28. QUIET POSSESSION. So long as Tenant shall perform all of its obligations under this Lease, Tenant shall enjoy peaceful and quiet possession of the Premises against any party claiming through the Landlord.

29. REAL ESTATE BROKER. Tenant represents to Landlord that Tenant has not dealt with any real estate broker with respect to this Lease except for any broker(s) listed in the Schedule, and no other broker is in any way entitled to any broker’s fee or other payment in connection with this Lease. Tenant shall indemnify and defend Landlord against any claims by any other broker or third party for any payment of any kind in connection with this Lease.

30. MISCELLANEOUS.

30.1 Successors and Assigns. Subject to the limits on Tenant’s assignment contained in Section 20, the provisions of this Lease shall be binding upon and inure to the benefit of all successors and assigns of Landlord and Tenant.

30.2 Date Payments Are Due. Except for payments to be made by Tenant under this Lease which are due upon demand or are due in advance (such as Base Rent), Tenant shall pay to Landlord any amount for which Landlord renders a statement of account within ten days of Tenant’s receipt of Landlord’s statement.

30.3 Meaning of “Landlord,” “Re-Entry,” “including” and “Affiliate.” The term “Landlord” means only the owner of the Project and the lessor’s interest in this Lease from time to time. The words “re-entry” and “re-enter” are not restricted to their technical legal meaning. The words “including” and similar words shall mean “without limitation.” The word “affiliate” shall mean a person or entity controlling, controlled by or under common control with the applicable entity. “Control” shall mean the power directly or indirectly, by contract or otherwise, to direct the management and policies of the applicable entity.

30.4 Time of the Essence. Time is of the essence of each provision of this Lease.

30.5 No Option. This document shall not be effective for any purpose until it has been executed and delivered by both parties; execution and delivery by one party shall not create any option or other right in the other party.

30.6 Severability. The unenforceability of any provision of this Lease shall not affect any other provision.

30.7 Governing Law. This Lease shall be governed in all respects by the laws of the state in which the Project is located, without regard to the principles of conflicts of laws.

30.8 Lease Modification. Tenant agrees to modify this Lease in any way requested by a mortgagee which does not result in any increased expense, commercially unreasonable administrative burden or increased risk to Tenant or otherwise materially adversely affect Tenant’s interests under this Lease.

30.9 No Oral Modification. No modification of this Lease shall be effective unless it is a written modification signed by both parties.

30.10 Litigation Costs. In the event either Landlord or Tenant institutes any action or proceeding against the other relating to the Provisions of this Lease, the prevailing party in such action will be entitled to recover from the other party reasonable and necessary costs and attorneys’ fees.

30.11 Waiver of Trial by Jury. EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER IN CONNECTION WITH THIS LEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE IN A FEDERAL OR STATE COURT LOCATED IN THE DENVER, COLORADO METROPOLITAN AREA CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM.

30.12 No Merger. The termination of this Lease shall not be a merger, and such termination shall, at the option of Landlord, either terminate all subleases and subtenancies or operate as an assignment to Landlord of any or all such subleases or subtenancies.

30.13 Captions. The captions used in this Lease shall have no effect on the construction of this Lease.

30.14 Authority. Landlord and Tenant each represents to the other that it has full power and authority to execute and perform this Lease.

30.15 Enforcement of Remedies. Either party may enforce any of its remedies under this Lease either in its own name or through an agent.

30.16 Entire Agreement. This Lease, together with all Appendices, constitutes the entire agreement between the parties. No representations or agreements of any kind have been made by either party which are not contained in this Lease.

30.17 Landlord’s Title. Landlord’s title shall always be paramount to the interest of the Tenant, and nothing in this Lease shall empower Tenant to do anything which might in any way impair Landlord’s title.

30.18 Light and Air Rights. Landlord does not grant in this Lease any rights to light and air in connection with Project; provided, however, nothing in this Lease shall be deemed to prevent Tenant from utilizing the Premises, including, but not limited to, the Building rooftop, to transmit and receive telecommunication signals. Landlord reserves to itself, the Land, the Building below the improved floor of each floor of the Premises, the Building above the ceiling of each floor of the Premises, the exterior of the Premises and the areas on the same floor outside the Premises, along with the areas within the Premises required for the maintenance, operation and repair of the Building.

30.19 Singular and Plural. Wherever appropriate in this Lease, a singular term shall be construed to mean the plural where necessary, and a plural term the singular. For example, if at any time two parties shall constitute Landlord or Tenant, then the relevant term shall refer to both parties together.

30.20 No Recording by Tenant. Tenant shall not record in any public records any memorandum or any portion of this Lease.

30.21 Exclusivity. Landlord does not grant to Tenant in this Lease any exclusive right except the right to occupy its Premises or as otherwise specifically set forth in this Lease.

30.22 No Construction Against Drafting Party. The rule of construction that ambiguities are resolved against the drafting party shall not apply to this Lease.

30.23 Survival. All obligations of Landlord and Tenant under this Lease shall survive the termination of this Lease, subject to applicable statute of limitation periods.

30.24 Rent Not Based on Income. No rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises. Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.

30.25 Building Manager and Service Providers. Landlord may perform any of its obligations under this Lease through its employees or third parties hired by the Landlord.

30.26 Tenant’s Financial Statements. At such time, if ever, that Tenant is not a public corporation listed on a nationally recognized stock exchange, Tenant shall deliver to Landlord within ten (10) days after Landlord’s written request therefor, the current audited annual and quarterly financial statements of Tenant, and annual audited financial statements of the two (2) years prior to the current year’s financial statements, each with an opinion of a certified public accountant and including a balance sheet and profit and loss statement, all prepared in accordance with generally accepted accounting principles consistently applied.

31. UNRELATED BUSINESS INCOME. If Landlord is advised by its counsel at any time that any part of the payments by Tenant to Landlord under this Lease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then Tenant shall enter into any amendment proposed by Landlord to avoid such income, so long as the amendment does not require Tenant to (i) make more payments to, or accept fewer services from, Landlord than as already contemplated under this Lease, or (ii) agree to terms that would unreasonably and adversely impact the operation of Tenant’s business in the Premises.

32. HAZARDOUS SUBSTANCES. Tenant shall not cause or permit any Hazardous Substances to be brought upon, produced, stored, used, discharged or disposed of in or near the Project unless Landlord has consented to such storage or use in its sole discretion. Tenant shall not use or store any chlorinated substances within the Project or permit any chlorinated substances to be used or stored within the Premises. “Hazardous Substances” include those hazardous substances described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any other applicable federal, state or local law, and the regulations adopted under these laws. If any lender or governmental agency shall require testing for Hazardous Substances in the Premises, Tenant shall pay for such testing. Tenant hereby acknowledges its receipt from Landlord of that certain Phase I Environmental Site Assessment Report dated May 14, 1996 and prepared by Mission Geoscience, Inc.

33. EXCULPATION. Landlord shall have no personal liability under this Lease; its liability shall be limited to its interest in the Project, and shall not extend to any other property or assets of the Landlord. In no event shall any officer, director, employee, agent, shareholder, partner, member or beneficiary of Landlord be personally liable for any of Landlord’s obligations hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Lease.

LANDLORD:

CARRAMERICA REALTY, L.P., a Delaware limited partnership

By:	CarrAmerica Realty GP Holdings, LLC, a Delaware limited liability company, its general partner

	By:	CarrAmerica Realty Operating Partnership, L.P., a Delaware limited partnership, its sole member

		By:	CarrAmerica Realty Corporation, a Maryland corporation, its general partner

			By:	/s/ JEFFREY S. PACE
			Name:	Jeffrey S. Pace
			Title:	Vice President

TENANT:

TIME WARNER TELECOM HOLDINGS INC., a Delaware corporation

By:	/s/ CHARLES M. BOTO
Name:	Charles M. Boto
Title:	President, Real Estate

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